Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated September 20, 2011

among

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Lenders

and

BANK OF AMERICA, N.A.,

as the Administrative Agent

and

KFORCE INC., KFORCE GOVERNMENT SOLUTIONS, INC.,

KFORCE CLINICAL RESEARCH, INC., KFORCE CLINICAL RESEARCH FLEX, LLC,

KFORCE HEALTHCARE, INC., KFORCE HEALTHCARE FLEX, LLC,

KCR CANADA, INC., KCR PUERTO RICO, LLC,

and

CERTAIN OTHER SUBSIDIARIES OF KFORCE INC.

FROM TIME TO TIME PARTY HERETO AS BORROWERS,

as the Borrowers

and

CERTAIN SUBSIDIARIES OF THE BORROWERS

FROM TIME TO TIME PARTY HERETO AS GUARANTORS,

as the Guarantors

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Book Manager

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated September 20, 2011, among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), BANK OF AMERICA, N.A., a national banking association, individually as a Lender and the Letter of Credit Issuer and in its capacity as agent for the Lenders (together with its successors and assigns in its capacity as agent, the “Administrative Agent”), and KFORCE INC., a Florida corporation (the “Parent”), KFORCE GOVERNMENT SOLUTIONS, INC., a Pennsylvania corporation (“Government Solutions”), KFORCE CLINICAL RESEARCH, INC., a Florida corporation (“Clinical Research”), KFORCE CLINICAL RESEARCH FLEX, LLC, a Florida limited liability company (“Clinical Research Flex”), KFORCE HEALTHCARE, INC., a Florida corporation (“Healthcare”), KFORCE HEALTHCARE FLEX, LLC, a Florida limited liability company (“Healthcare Flex”), KCR CANADA, INC., a Florida corporation (“KCR Canada”), and KCR PUERTO RICO, LLC, a Florida limited liability company (“KCR Puerto Rico”), and any other Person who hereafter becomes a “Borrower” hereunder pursuant to the terms of Section 7.26(b) hereof (each such other Person, together with the Parent, Government Solutions, Clinical Research, Clinical Research Flex, Healthcare, Healthcare Flex, KCR Canada, and KCR Puerto Rico, the “Borrowers”), and the Subsidiary Guarantors (as defined herein).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and certain of the Lenders are parties to a Second Amended and Restated Credit Agreement dated as of October 2, 2006, as at any time heretofore amended, modified, restated, or supplemented (collectively, the “Existing Credit Agreement”);

WHEREAS, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein;

WHEREAS, immediately prior to the effectiveness of this Agreement, each of PNC Bank, National Association and The CIT Group/Business Credit, Inc. assigned on the date hereof its Commitments and Loans under (and as defined in) the Existing Credit Agreement to Bank of America, N.A., and upon the effectiveness of this Agreement, the Commitments (as defined herein) shall be allocated among the Lenders as reflected on Schedule 1.2 of this Agreement, and the Administrative Agent shall settle with the Lenders in accordance with Section 12.15 of this Agreement;

WHEREAS, this Agreement constitutes an amendment and restatement of the terms of the Existing Credit Agreement but does not constitute a novation of the indebtedness existing thereunder;

WHEREAS, in order to utilize the financial powers of the Borrowers in the most efficient and economical manner, and in order to facilitate the financing of the Borrowers’ working capital needs, the Lenders will, at the request of the Borrowers, extend financial accommodations to the Borrowers in accordance with the provisions set forth in this Agreement; and

WHEREAS, the Borrowers’ business is a mutual and collective enterprise and the Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of the Borrowers and facilitate the administration of their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrowers; and

WHEREAS, each Borrower acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the other Borrowers as provided in this Agreement, by virtue of the Borrowers’ various inter-relationships as joint guarantors or joint obligors and the beneficiaries thereof, as lessors and lessees, as suppliers and customers, and as joint venturers; and

WHEREAS, the Lenders’ willingness to extend financial accommodations to the Borrowers, and to administer the Borrowers’ collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Borrowers and at the Borrowers’ request and in furtherance of the Borrowers’ mutual and collective enterprise; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Administrative Agent, and the Borrowers hereby agree as follows.

ARTICLE 1.

LOANS AND LETTERS OF CREDIT

1.1      Total Facility.

Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $100,000,000 (the “Total Facility”) to the Borrowers from time to time during the term of this Agreement. The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit described herein.

1.2      Revolving Loans.

(a)      (i)      Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees, upon the Borrowers’ Agent’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrowers on a joint and several basis in amounts not to exceed such Lender’s Pro Rata Share of Availability, except for Non-Ratable Loans and Agent Advances. The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Borrowing Base on one or more occasions, but if they do so, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion. If the Aggregate Revolver Outstandings would exceed Availability after giving effect to any Borrowing, the Lenders may refuse to make or may otherwise restrict the making of Revolving Loans as the Lenders determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i).

(ii)      Notes. The Borrowers shall execute and deliver to each Lender a note to evidence the Revolving Loan of that Lender. Each note shall be in the principal amount of the Lender’s Pro Rata Share of the Revolving Loan Commitments, dated the date hereof and substantially in the form of Exhibit A (each a “Revolving Loan Note” and, collectively, the “Revolving Loan Notes”). Each Revolving Loan Note shall represent the joint and several obligation of the Borrowers to pay the amount of Lender’s Pro Rata Share of the Revolving Loan Commitments, or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to the Borrowers together with interest thereon as prescribed in Section 2.1. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date.

(iii)      Securities Repurchase Loans/Acquisition Loans. In addition to other Permitted Uses, all or any portion of a Revolver Loan may be designated by the Borrowers’ Agent from time to time (A) as a Securities Repurchase Loan, or (B) as an Acquisition Loan.

(iv)      Voluntary Commitment Reductions. The Borrowers may from time to time partially reduce the Commitments (in minimum amounts of $5,000,000) upon five Business Days’ prior written notice by the Borrowers’ Agent to the Administrative Agent; provided, that (i) the Borrowers shall not be entitled to reduce the Commitments to less than $25,000,000, and (ii) no such reduction may be made which would cause the Aggregate Revolver Outstandings to exceed the Borrowing Base as of such date, unless, concurrently with such reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of receipt by the Administrative Agent of any notice from the Borrowers’ Agent pursuant to this Section 1.2(a)(iv). The Commitments, once reduced, may not be reinstated except pursuant to Section 1.2(a)(v).

(v)      Increase in Commitments. The Borrowers may request an increase in Commitments from time to time upon notice to the Administrative Agent, so long as (A) no Default or Event of Default exists, (B) the requested increase is in a minimum amount of $10,000,000 (plus any increment of $5,000,000 in excess thereof) and is offered on the same terms as existing Commitments, except for a closing fee specified by the Borrowers, and (C) increases under this subclause do not exceed $50,000,000 in the aggregate and no more than three (3) increases are made. The Administrative Agent shall promptly notify the Lenders of the requested increase and, within ten (10) Business Days thereafter, each Lender shall notify the Administrative Agent if and to what extent such Lender commits to increase its Commitment. Although each Lender shall have a right of first refusal to obtain a Pro Rata Share of the requested Commitment increase, no Lender shall be obligated to commit to increase its Commitment, which decision shall be made in the sole discretion of such Lender. Any Lender not responding within such period shall be deemed to have declined an increase. If the Lenders fail to commit to the full requested increase, subject to approval by the Borrowers’ Agent (which approval shall not be unreasonably withheld), Eligible Assignees may issue additional Commitments and become Lenders hereunder. The Administrative Agent may allocate, in its reasonable discretion, the increased Commitments among committing the Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 8.2 are satisfied and a successful syndication of the requested increase, total Commitments shall be increased by the requested amount (or such lesser amount committed by the Lenders and Eligible Assignees) on a date agreed upon by the Administrative Agent and the Borrowers’ Agent, but no later than thirty (30) days following the Borrowers’ increase request. The Administrative Agent, the Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as the Administrative Agent deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, all outstanding Obligations under the Commitments shall be reallocated among the Lenders, and settled by the Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

(b)      Procedure for Borrowing.

(i)      Each Borrowing shall be made upon the Borrowers’ Agent’s irrevocable written or electronic notice delivered to the Administrative Agent in the form of a notice of borrowing (“Notice of Borrowing”), which must be received by the Administrative Agent prior to (i) 12:00 noon (Atlanta, Georgia time) two (2) Business Days prior to the requested Funding Date, in the case of LIBOR Rate Loans, and (ii) 12:00 noon (Atlanta, Georgia time) on the requested Funding Date, in the case of Base Rate Loans (or, in the case of Non-Ratable Loans, such later time on the Funding Date as shall be acceptable to the Administrative Agent), specifying:

(A)      the amount of the Borrowing, which in the case of a LIBOR Rate Loan must equal or exceed $1,000,000 (and increments of $250,000 in excess of such amount);

(B)      the requested Funding Date, which must be a Business Day;

(C)      whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan); and

(D)      the duration of the Interest Period for LIBOR Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

provided, however, that with respect to the Borrowings to be made on the Closing Date, such Borrowings will consist of Base Rate Revolving Loans or LIBOR Revolving Loans, as the case may be, with respect to loans outstanding on such date under the Existing Credit Agreement.

(ii)      In lieu of delivering a Notice of Borrowing, the Borrowers’ Agent may give the Administrative Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Administrative Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written or electronic confirmation is received.

(iii)      Unless waived by Required Lenders, the Borrowers shall have no right to request a LIBOR Rate Loan while a Default or Event of Default has occurred and is continuing.

(c)      Reliance upon Authority. Prior to the Closing Date, the Borrowers’ Agent shall deliver to the Administrative Agent, a notice setting forth the account of the Borrowers’ Agent (the “Designated Account”) to which the Administrative Agent is authorized to transfer the proceeds of the Revolving Loans requested hereunder. The Borrowers’ Agent may designate a replacement account from time to time by written notice. The Designated Account must be reasonably satisfactory to the Administrative Agent. The Administrative Agent is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of any Borrower or the Borrowers’ Agent, so long as the proceeds thereof are to be transferred to the Designated Account. The Administrative Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by any Borrower or the Borrowers’ Agent to make such requests on its behalf.

(d)      No Liability. The Administrative Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and 1.2(c), which the Administrative Agent believes in good faith to have been given by an officer or other person duly authorized by any Borrower or the Borrowers’ Agent to request Revolving Loans on its behalf. The crediting of Revolving Loans to the Designated Account conclusively establishes the joint and several obligation of the Borrowers to repay such Revolving Loans as provided herein.

(e)      Notice Irrevocable. Subject to the provisions of Section 4.5, any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. The Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

(f)      Administrative Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Administrative Agent shall elect to apply to such requested Borrowing the terms of Section 1.2(g) with respect to the funding of new LIBOR Revolving Loans, or the terms of Section 1.2(h) with respect to all other Revolving Loans. If the Bank declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested Borrowing.

(g)      Making of Revolving Loans. If the Administrative Agent elects to have the terms of this Section 1.2(g) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Administrative Agent shall notify the Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing available to the Administrative Agent in immediately available funds, to the account from time to time designated by Administrative Agent, not later than 1:00 p.m. (Atlanta, Georgia time) on the applicable Funding Date. After the Administrative Agent’s receipt of all proceeds of such Revolving Loans, the Administrative Agent shall make the proceeds of such Revolving Loans available to the requesting Borrower on the applicable Funding Date by transferring same day funds to the account designated by the Borrowers’ Agent; provided, however, that the amount of Revolving Loans so made on any date shall not exceed the Availability on such date.

(h)      Making of Non-Ratable Loans.

(i)      If the Administrative Agent elects, with the consent of the Bank, to have the terms of this Section 1.2(h) apply to a requested Borrowing, the Bank shall make a Revolving Loan in the amount of that Borrowing available to the requesting Borrower on the applicable Funding Date by transferring same day funds to the Designated Account. Each Revolving Loan made solely by the Bank pursuant to this Section is herein referred to as a “Non-Ratable Loan”, and such Revolving Loans are collectively referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed $15,000,000. The Administrative Agent shall not request the Bank to make any Non-Ratable Loan if (1) the Administrative Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (2) the requested Borrowing would exceed Availability on that Funding Date.

(ii)      The Non-Ratable Loans shall be secured by the Administrative Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(i)      Agent Advances.

(i)      Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to any Borrower on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed $10,000,000 (and in no event in an aggregate amount outstanding which, when added to all other Loans then outstanding, would exceed the Maximum Revolver Amount) for no longer than 15 consecutive days which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to provide the Borrowers with necessary working capital funds, (2) to preserve or protect the Collateral, or any portion thereof, (3) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (4) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “Agent Advances”).

(ii)      The Agent Advances shall be secured by the Administrative Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

1.3      Cash Management Services.

The Administrative Agent may provide Cash Management Services on behalf of the Borrowers, on such terms and conditions as are satisfactory to the Borrowers’ Agent, in its reasonable discretion, pursuant to the Bank’s customary Treasury Management Agreements as may be applicable.

1.4      Letters of Credit.

(a)      Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Administrative Agent agrees (i) to cause the Letter of Credit Issuer to issue for the account of any Borrower one or more commercial/documentary and standby letters of credit (“Letter of Credit”) and/or (ii) to provide credit support or other enhancement to a Letter of Credit Issuer acceptable to Administrative Agent, which issues a Letter of Credit for the account of any Borrower (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement.

(b)      Amounts, Outside Expiration Date. The Administrative Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof would exceed Availability at such time; (iii) such Letter of Credit has an expiration date less than 30 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for documentary letters of credit; or (iv) a Defaulting Lender exists, and such Lender or Borrowers have not entered into arrangements satisfactory to the Administrative Agent to eliminate any Fronting Exposure associated with such Defaulting Lender in accordance with Section 1.4(g), Section 12.15(c), or otherwise. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Administrative Agent, written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit. If all of the requirements of this Section 1.4 are met and no Default or Event of Default has occurred and is continuing, no Lender shall decline to consent to any such extension or renewal.

(c)      Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Administrative Agent to issue or to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Administrative Agent:

(i)      The requesting Borrower shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Administrative Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer; and

(ii)      As of the date of issuance, no law, regulation or order of any court, arbitrator or Governmental Authority shall purport by its terms to restrict, enjoin or restrain money center banks generally from issuing letters of credit for the purpose of, to the beneficiary of or of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)      Issuance of Letters of Credit.

(i)      Request for Issuance. A Borrower must notify the Administrative Agent of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. Such Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)      Responsibilities of the Administrative Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Administrative Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability. If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof would not exceed Availability, then the Administrative Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii)      No Extensions or Amendment. The Administrative Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e)      Payments Pursuant to Letters of Credit. The Borrowers jointly and severally agree to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit and the Administrative Agent for the account of the Lenders upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the Borrowers to the Administrative Agent for a Borrowing of a Base Rate Revolving Loan (or a LIBOR Revolving Loan to the extent the Borrowers have complied with the procedures of Section 1.2(b) prior to the due date of any applicable reimbursement obligations) in the amount of such drawing. The Funding Date with respect to such borrowing shall be the date of such drawing.

(f)      Indemnification: Exoneration; Power of Attorney.

(i)      Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, each Borrower jointly and severally agrees to protect, indemnify, pay and save the Lenders and the Administrative Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Lender or the Administrative Agent (other than a Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith. Each Borrower’s obligations under this Section shall survive payment of all other Obligations.

(ii)      Assumption of Risk by the Borrower. As among the Borrowers, the Lenders, and the Administrative Agent, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Administrative Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders or the Administrative Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Administrative Agent or any Lender under this Section 1.4(f).

(iii)      Exoneration. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of Administrative Agent or and Lender to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person.

(iv)      Rights Against Letter of Credit Issuer Nothing contained in this Agreement is intended to (A) limit any Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit Issuer, or (B) waive or release any obligation of any Letter of Credit Issuer to make any required payment following the legally sufficient presentment of a Letter of Credit in accordance with the terms thereof.

(v)      Account Party. Each Borrower hereby authorizes and directs any Letter of Credit Issuer to name the Borrower or Borrowers as the “Account Party” therein and to deliver to the Administrative Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(g)      Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination the Borrowers shall deposit with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, with respect to each Letter of Credit or Credit Support then outstanding, (i) cash or Cash Equivalents as collateral, in form and substance satisfactory to the Administrative Agent, for at least 110% of all reimbursement obligations that may arise under any such Letter of Credit or Credit Support, or (ii) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Administrative Agent is entitled to draw amounts necessary to reimburse the Administrative Agent and the Lenders for payments to be made by the Administrative Agent and the Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support. Such Supporting Letter of Credit shall be held by the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding. Borrowers shall, on demand by the Administrative Agent, deposit with the Administrative Agent cash or Cash Equivalents as collateral, in form and substance satisfactory to the Administrative Agent, in an amount equal to each Defaulting Lender’s Fronting Exposure. If Borrowers fail to provide any cash or Cash Equivalents as collateral as required hereunder, the Lenders may (and shall upon direction of the Administrative Agent) advance, as Revolving Loans, the amount of cash or Cash Equivalents as required (whether or not the Commitments have terminated or the conditions in Section 8 are satisfied) in accordance with Section 12.15.

(h)      Existing Letters of Credit. As of the Closing Date, there exist certain letters of credit issued by the Bank for the account of one or more of the Borrowers more fully described on Schedule 1.4 attached hereto (collectively, the “Existing Letters of Credit”). The parties hereto acknowledge and agree that, on and as of the Closing Date, such Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing Letters of Credit had been issued as Letters of Credit hereunder.

1.5      Bank Products.

Any Borrower may request and the Administrative Agent may, in its sole and absolute discretion, arrange for such Borrower to obtain from the Bank or the Bank’s Affiliates Bank Products although such Borrower is not required to do so. If Bank Products are provided by an Affiliate of the Bank, the Borrowers jointly and severally agrees to indemnify and hold the Administrative Agent, the Bank and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the

Administrative Agent, the Bank or any of the Lenders which arise from any indemnity given by the Administrative Agent to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit any Borrower’s rights, with respect to the Bank or its Affiliates, if any, which arise as a result of the execution of documents by and between such Borrower and the Bank which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrowers acknowledge and agree that the obtaining of Bank Products from the Bank or the Bank’s Affiliates (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates, and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.

1.6      Borrowers’ Agent. Each of the Borrowers other than the Parent hereby appoints the Parent, and the Parent shall act under this Agreement, as the agent, attorney-in-fact and legal representative of such other Borrowers for all purposes, including requesting Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender (in such capacity, the “Borrowers’ Agent”). The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by the Parent, whether in its own name, as Borrowers’ Agent, on behalf of any other Borrower or on behalf of the “Borrowers”, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such Notice, request, instruction, report, information, other notice or communications, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected, provided, that the provisions of this Section 1.6 shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.

1.7      Joint and Several Liability

(a)      Joint and Several Liability. All Loans made to the Borrowers and all of the other Obligations of the Borrowers, including all interest, fees and expenses with respect thereto shall constitute one joint and several direct and general obligation of all of the Borrowers. Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with each other Borrower, directly and unconditionally liable to the Administrative Agent and the Lenders for all Obligations, it being understood that the advances to each Borrower inure to the benefit of all Borrowers, and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers as co-makers in extending the Loans hereunder and arranging for the issuance of Letters of Credit. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable to the Administrative Agent or any Lender, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by Applicable Law (provided such Obligation shall not be extinguished by any such prohibition).

(b)      No Reduction in Obligations. No payment or payments made by any of the Borrowers or any other Person or received or collected by the Administrative Agent or any Lender from any of the Borrowers or any Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall, except to the extent of such payment, be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement, which shall remain liable for the Obligations until the Obligations are paid in full and the Commitments are terminated.

(c)      Joint Enterprise. Each Borrower has requested that the Administrative Agent and the Lenders continue to make this credit facility available to the Borrowers on a combined basis, in order to continue to finance the Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of the Borrowers and facilitate the administration of their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrowers. The Borrowers acknowledge that the Administrative Agent’s and the Lenders’ willingness to continue to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

1.8      Obligations Absolute

Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto, unless such payment is then prohibited by Applicable Law (provided such Obligation shall not be extinguished by any such prohibition.) All Obligations shall be conclusively presumed to have been created in reliance hereon. The liabilities under this Agreement shall be absolute and unconditional irrespective of: (a) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect any of the Obligations from any other Credit Party or any Collateral, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Credit Party and delivered to the Administrative Agent or any Lender, (d) the failure by the Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (e) the Administrative Agent’s or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (g) the release or compromise, in whole or in part, of the liability of any Credit Party for the payment of any of the Obligations, (h) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (i) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (j) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claims against any other Credit Party for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, (k) any change in the corporate existence or structure of any other Credit Party, (l) any law or regulation of any jurisdiction or any event affecting any term of any Obligation, or (m) any other circumstance that might constitute a legal or equitable discharge or defense of any Credit Party; provided, however, nothing contained in the foregoing shall limit any Credit Party’s right to institute an action for any alleged breach by the Administrative Agent or any Lender of any obligations hereunder. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

1.9      Waiver of Suretyship Defenses

Each Borrower agrees that the joint and several liability of the Borrowers provided for in Section 1.7 shall not be impaired or affected by any modification, supplement, extension or amendment of any contract of agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whether with the other Borrowers or with anyone else, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security. Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Documents and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral, including any rights any Borrower may otherwise have under O.C.G.A. § 10-7-24 or any successor statute or any analogous statute in any jurisdiction under the laws of which any Borrower is organized or in which any Borrower conducts business.

1.10      Contribution and Indemnification among the Borrowers; Subordination by Borrowers

Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then the other Borrowers shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (a) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (b) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determinations thereof, a fraction, the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any other Obligor, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the full and final payment of the Obligations.

ARTICLE 2.

INTEREST AND FEES

2.1      Interest

(a)      Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate as set forth below, but not to exceed the

Maximum Rate. If at any time Loans are outstanding with respect to which the Borrowers have not delivered to the Administrative Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Administrative Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i)      For all Base Rate Revolving Loans and other Obligations (other than LIBOR Revolving Loans) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and

(ii)      For all LIBOR Revolving Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All interest charges shall be computed on the actual days elapsed over a year of 360 days. The Borrowers shall pay to the Administrative Agent, for the ratable benefit of Lenders, interest accrued on all Base Rate Loans in arrears on the first day of each month hereafter and on the Termination Date. The Borrowers shall pay to the Administrative Agent, for the ratable benefit of Lenders, interest on all LIBOR Rate Loans in arrears on each LIBOR Interest Payment Date. If, for any reason (including inaccurate reporting on any Borrowing Base Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and Borrowers shall immediately pay to the Administrative Agent, for the pro rata benefit of the Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.

(b)      Default Rate. If any Default or Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders in their discretion so elect, then, while any such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto.

2.2      Continuation and Conversion Elections.

(a)      The Borrowers may (by notice from the Borrowers’ Agent):

(i)      elect, as of any Business Day, in the case of Base Rate Loans to convert any Base Rate Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $250,000 in excess thereof) into LIBOR Rate Loans; or

(ii)      elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $250,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b)      The Borrowers’ Agent shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) to the Administrative Agent not later than 12:00 noon (Atlanta, Georgia time) at least two (2) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Rate Loans and specifying:

 (i)      the proposed Continuation/Conversion Date;

 (ii)      the aggregate amount of Loans to be converted or renewed;

 (iii)      the type of Loans resulting from the proposed conversion or continuation; and

 (iv)      the duration of the requested Interest Period, provided, however, the Borrowers’ Agent may not select an Interest Period that ends after the Stated Termination Date.

(c)      If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrowers’ Agent has failed to select timely a new Interest Period to be applicable to LIBOR Rate Loans or if any Default or Event of Default then exists, the Borrowers’ Agent shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)      The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)      There may not be more than fifteen (15) different LIBOR Rate Loans in effect hereunder at any time.

2.3      Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under Applicable Law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by Applicable Law, pay the Administrative Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Administrative Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Administrative Agent and/or such Lender shall refund to the Borrowers such excess.

2.4      Unused Line Fee. On the first day of each month and on the Termination Date the Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders,

in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to the Applicable Margin times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Administrative Agent shall be deemed to be credited to the Borrowers’ Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.4.

2.5      Letter of Credit Fee. The Borrowers jointly and severally agree to pay (a)(i) to the Administrative Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a per annum fee (the “Letter of Credit Fee”) equal to the Applicable Margin for LIBOR Revolving Loans and (ii) to Administrative Agent for the benefit of the Letter of Credit Issuer a fronting fee of one eighth of one percent (0.125%) per annum, in each case, of the undrawn face amount of each Letter of Credit, and (b) to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. The fronting fee shall be payable upon the issuance of any Letter of Credit.

2.6      Closing Fee; Other Fees; Miscellaneous.

(a)      The Borrowers shall pay to the Administrative Agent, for the benefit of each Lender party to this Agreement on the Closing Date, a closing fee equal to one quarter of one percent (0.25%) of the Commitment of such Lender on Closing Date, which fee shall be due and payable in full on the Closing Date.

(b)      The Borrowers shall pay to the Administrative Agent and to Merrill Lynch, Pierce, Fenner & Smith Incorporated the fees described in the Fee Letter, which fees shall be due and payable on the applicable dates set forth in the Fee Letter.

(c)      All fees payable under this Agreement and the other Loan Documents shall be fully earned when due and non-refundable when paid.

ARTICLE 3.

PAYMENTS AND PREPAYMENTS

3.1      Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, upon demand the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, the amount, without duplication, by which the Aggregate Revolver Outstandings exceeds the lesser of (a) the Borrowing Base or (b) the remainder of Maximum Revolver Amount minus the Weekly Flex Payroll Amount.

3.2      Termination of Facility. The Borrowers may terminate this Agreement upon at least seven (7) Business Days’ notice by Borrowers’ Agent to the Administrative Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit, (b) the payment in full in cash of all reimbursable expenses and other Obligations (without penalty or premium), and (c) with respect to any LIBOR Rate Loans prepaid, payment of the amounts due under Section 4.4, if any.

3.3      Reserved.

3.4      Reserved

3.5      LIBOR Rate Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Lenders the amounts described in Section 4.4.

3.6      Payments by the Borrowers.

(a)      All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Administrative Agent for the account of the Lenders, at the account designated by the Administrative Agent and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (Atlanta, Georgia time) on the date specified herein. Any payment received by the Administrative Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)      Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7      Payments as Revolving Loans. At the election of Administrative Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder, unless sooner paid by the Borrowers, may be paid from the proceeds of Revolving Loans made hereunder. The Borrowers hereby irrevocably authorize the Administrative Agent to charge the Loan Account for the purpose of paying all Obligations from time to time due hereunder (including, without limitation, principal, interest, fees or other charges, including, in the Administrative Agent’s discretion, Bank Product Obligations (it being understood that the Administrative Agent presently, as of the Closing Date, charges deposit account fees against the applicable deposit accounts rather than charging the Loan Account for the payment of such fees)) and agree that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances).

3.8      Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to Administrative Agent and the Letter of Credit Issuer and except as provided in Section 11.1(b). All payments shall be remitted to the Administrative Agent, and Borrowers may, at the time of payment, specify to the Administrative Agent the Obligations to which such payment is to be applied, but the Administrative Agent shall in all events retain the right to apply such payment in the such manner as the Administrative Agent, subject to the provisions hereof, may determine to be appropriate. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Credit Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows: first, to pay any fees or expense reimbursements then due to the Administrative Agent; second, to pay all amounts owing to the Administrative Agent on Non-Ratable Loans and Agent Advances; third, to pay all amounts owing to the Letter of Credit Issuer in respect of any drawings under Letters of Credit and all fees and other amounts owing with respect to Letters of Credit; fourth, to pay all Obligations constituting fees not otherwise provided for above (excluding amounts relating to Bank Product Obligations); fifth, to pay all Obligations constituting interest not provided for above (excluding amounts relating to Bank Product Obligations); sixth, to cash collateralize all outstanding Letters of Credit; seventh, to pay all other Obligations constituting principal not provided for above (including Noticed Hedges with respect to which the Administrative Agent has created a Reserve (including to cash collateralize Noticed Hedges with respect to which the Administrative Agent has created a Reserve), but excluding amounts relating to all other Bank Product Obligations); and eighth, to pay all other Obligations (including all other Bank Product Obligations). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

3.9      Indemnity for Returned Payments . If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued, and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender, and the Borrowers shall be liable to pay to the Administrative Agent and the Lenders, and hereby jointly and severally indemnify the Administrative Agent and the Lenders and hold the Administrative Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10      Administrative Agent’s and Lenders’ Books and Records; Monthly Statements; Erroneous Application. The Administrative Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by Administrative Agent or any Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit. The Borrowers agree that the Administrative Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Administrative Agent will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall, absent manifest error, be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Administrative Agent), unless the Borrowers notify the Administrative Agent in writing to the contrary within forty-five (45) days after such statement is rendered. In the event a timely written notice of objections is given by any Borrower, only the items to which exception is expressly made will be considered to be disputed by such Borrower. The Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return such amount).

ARTICLE 4.

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1      Taxes.

(a)      Any and all payments by any Credit Party to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrowers shall pay all Other Taxes.

(b)      Each Credit Party agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent makes written demand therefor.

(c)      If a Credit Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i)      the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)      such Credit Party shall make such deductions and withholdings;

(iii)      such Credit Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law; and

(iv)      such Credit Party shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)      At the Administrative Agent’s request, within thirty (30) days after the date of any payment by a Credit Party of Taxes or Other Taxes, the Borrowers shall furnish the

Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e)      If a Credit Party is required to pay additional amounts to any Lender or the Administrative Agent pursuant to clause (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Credit Party which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.2      Illegality.

(a)      If any Lender determines that the introduction of any Applicable Law, or any change in any Applicable Law, or in the interpretation or administration of any Applicable Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans, then, on notice thereof by that Lender to the Borrowers through the Administrative Agent, any obligation of that Lender to make additional LIBOR Rate Loans shall be suspended until that Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b)      If a Lender determines that it is unlawful to maintain any outstanding LIBOR Rate Loan, the Borrowers shall, upon their receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either (i) on the last day of the Interest Period thereof, if that Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or (ii) immediately, if that Lender may not lawfully continue to maintain such LIBOR Rate Loans. If the Borrowers are required to so prepay any LIBOR Rate Loans, then concurrently with such prepayment, the Borrowers may, at their option, borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

4.3      Increased Costs and Reduction of Return.

(a)      If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then, subject to Section 4.3(c), the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay on the next scheduled date for payment of interest or principal under any Revolving Loan to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)      If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon the next scheduled date for payment of interest or principal under any Revolving Loan after demand of such Lender to the Borrowers through the Administrative Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.

(c)      Notwithstanding anything to the contrary contained herein, the Borrowers shall not be required to make any payments to any Lender or the Administrative Agent pursuant to this Section relating to increased costs or a reduction in rate of return incurred more than six (6) months prior to such Person’s request for additional payment except for retroactive application of such law, rule or regulation, in which case the Borrowers are required to make such payments so long as such Person makes a request therefor within six (6) months of the public announcement of such retroactive application.

(d)      If a Credit Party is required to pay additional amounts to any Lender or the Administrative Agent pursuant to this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Credit Party which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.4      Funding Losses. The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)      the failure of any Borrower to make on a timely basis any payment of principal of any LIBOR Rate Loan;

(b)      the failure of any Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or

(c)      the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Loans on a day that is not the last day of the relevant Interest Period (unless the Administrative Agent shall have failed to comply with the Borrowers’ instructions pursuant to Section 3.8);

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

4.5      Inability to Determine Rates. If the Administrative Agent reasonably determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR

Rate Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, any Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If no Borrower revokes such Notice, the Lenders shall make, convert or continue the Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

4.6      Certificates of Administrative Agent. If any Lender claims reimbursement or compensation under this Article 4, Administrative Agent shall determine the amount thereof and shall deliver to the Borrowers (with a copy to the affected Lender) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

4.7      Replacement of Lender . In the event any Lender delivers to the Borrowers any notice in accordance with Section 4.2 or 4.3, then the Borrowers shall have the right, if no Default or Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more additional banks or financial institutions (collectively, the “Replacement Lender”), provided, that (a) the Replacement Lender is an Eligible Assignee or otherwise is reasonably acceptable to the Administrative Agent, (b) at the time of any replacement pursuant to this Section 4.7, the Replacement Lender shall enter into one or more Assignment and Acceptance agreements pursuant to, and in accordance with the terms of, Section 11.2 (and with all processing and recordation fees payable pursuant to said Section 11.2 to be paid by the Replacement Lender or, at their option, the Borrowers) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (i) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (ii) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.4, (c) all other obligations of the Borrowers owing to the Replaced Lender (including all other obligations, if any, owing pursuant to Sections 4.2 and 4.3) shall be paid in full to such Replaced Lender concurrently with such replacement and (d) the Administrative Agent and the Lenders shall not be obligated to assist the Borrowers in identifying any Replacement Lender.

4.8      Survival. The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5.

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1      Books and Records. The Borrowers and their Subsidiaries shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). The Borrowers and their Subsidiaries shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Borrowers and their Subsidiaries shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Administrative Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

5.2      Financial Information. The Borrowers shall promptly furnish to each Lender, all such financial information as the Administrative Agent shall reasonably request. Without limiting the foregoing, the Borrowers will:

(a)      Ensure that the following are available online at www.sec.gov and www.kforce.com, in such detail as the Administrative Agent or the Lenders shall reasonably request, or, if requested by the Administrative Agent, provide copies to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender), in either case, not later than one hundred twenty (120) days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for the Borrowers and their Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Borrowers and their consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such audited statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by the Borrowers and reasonably satisfactory to the Administrative Agent, which accountants will be deemed to be satisfactory if the Administrative Agent raises no objection thereto within thirty (30) days after notice from the Borrowers’ Agent. The Borrowers, simultaneously with retaining such independent public accountants to conduct such annual audit, shall notify such accountants, with a copy to the Administrative Agent and the Lenders, that one of the primary purposes for retaining such accountants’ services and having audited financial statements prepared by them is for use by the Administrative Agent and the Lenders. At the request of the Administrative Agent, the Borrowers will cooperate in arranging meetings or telephone conferences from time to time with the Borrowers’ certified public accountants and, by this provision, authorizes those accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial documents and schedules relating to the Borrowers and to discuss directly with the Administrative Agent the finances and affairs of the Borrowers.

(b)      Furnish to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender), but in any event not later than forty-five (45) days after the end of each month, consolidated and consolidating unaudited balance sheets of the Borrowers and their consolidated Subsidiaries as at the end of such month, and consolidated and consolidating unaudited income statements and cash flow statements for the Borrowers and their consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Borrowers and their consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and in the Borrowers’ budget, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). The Borrowers shall certify by a certificate signed by a Responsible Officer that all such statements have been prepared in accordance with GAAP and present fairly the financial position of the Borrowers and their consolidated Subsidiaries as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

(c)      Furnish to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender), with each of the audited Financial Statements provided pursuant to Section 5.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to a financial covenant, except for those, if any, described in reasonable detail in such certificate.

(d)      Furnish to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender), with each of the Financial Statements delivered pursuant to Sections 5.2(a) and (b), a certificate of a Responsible Officer of the Borrowers (A) in substantially the form of Exhibit G attached hereto setting forth in reasonable detail the calculations required to establish that the Borrowers were in compliance with the covenants set forth in Section 7.23 during the period covered in such Financial Statements and as at the end thereof, and (B) stating that, except as explained in reasonable detail in such certificate, (i) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (ii) the Borrowers are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, and (iii) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such month. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or propose to take with respect thereto.

(e)      Furnish to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender) no later than thirty-five (35) days after the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements) for the Borrowers and their Subsidiaries as at the end of and for each quarter of such Fiscal Year.

(f)      Furnish to the Administrative Agent, promptly after filing with the PBGC and the IRS, a copy of (or, in the case of any document available online at www.sec.gov. or www.kforce.com, a written notice of the filing of) each annual report or other filing filed with respect to each Plan of any Borrower.

(g)      Furnish to the Administrative Agent, promptly upon the filing thereof, copies of (or, in the case of any document available online at www.sec.gov. or www.kforce.com, a written notice of the filing of) all reports, if any, to or other documents filed by the Borrowers or any of their Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by the Borrowers or any of their Subsidiaries to or from the holders of any equity interests of any Borrower (other than routine non-material correspondence sent by shareholders of any Borrower to the Borrower) or any such Subsidiary or of any Debt of any Borrower or any Subsidiary registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(h)      Furnish to the Administrative Agent as soon as available, but in any event not later than thirty (30) days after any Borrower’s receipt thereof, a copy of all management reports and management letters prepared for such Borrower by any independent certified public accountants of such Borrower.

(i)      Promptly notify the Administrative Agent in writing that, after their preparation, copies of any and all proxy statements, financial statements, and reports which any Borrower makes available to its shareholders are available online at www.sec.gov and www.kforce.com, or, if requested by the Administrative Agent, promptly furnish copies of such statements and reports to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender).

(j)      If requested by the Administrative Agent, promptly after filing with the IRS, furnish to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender) a copy of each tax return filed by any Borrower or by any Subsidiary of any Borrower.

(k)      As soon as available, but in no event later than ten (10) days after the last Business Day of each week and as soon as available, but in no event later than twenty-five (25) days after the last Business Day of each month, furnish to the Administrative Agent (and, if requested by the Administrative Agent, with sufficient copies for distribution by the Administrative Agent to each Lender) a Borrowing Base Certificate supporting information in accordance with Section 4 of the Security Agreement as of the last Business Day of such week or month, as applicable, provided that, at any time that (i) a Default or an Event of Default exists or (ii) the Borrowers do not have pro forma Availability in an amount equal to or greater than the greater of (A) 12.5% of the amount of the Commitments, and (B) $13,000,000, in either case, the Borrowers shall deliver Borrowing Base Certificates to the Administrative Agent as frequently as requested by the Administrative Agent in the Administrative Agent’s reasonable discretion.

(1)      Furnish to the Administrative Agent and the Lenders such additional information as the Administrative Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of any Borrower or any Subsidiary.

For the avoidance of doubt, each Credit Party acknowledges and agrees that any documents, agreements, reports, statements, or other information obtained by the Administrative Agent may be shared by the Administrative Agent with any Lender, without any liability to any Credit Party, but subject to the confidentiality provisions of this Agreement.

5.3      Notices to the Lenders. The Borrowers shall notify the Administrative Agent and the Lenders in writing of the following matters at the following times:

(a)      Immediately after becoming aware of any Default or Event of Default;

(b)      Immediately after becoming aware of (i) the assertion by the holder of any Capital Stock of any Borrower or of any Subsidiary of any Borrower or (ii) the assertion by the holder of any Debt of any Borrower or any Subsidiary of any Borrower in a face amount in excess of $2,000,000, in either case, that a default exists with respect thereto or that the Borrower or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

(c)      Immediately after becoming aware of any event or circumstance which could have a Material Adverse Effect;

(d)      Immediately after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(e)      Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any Subsidiary of any Borrower in a manner which could reasonably be expected to have a Material Adverse Effect;

(f)      Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting any Borrower or any Subsidiary of any Borrower which could reasonably be expected to have a Material Adverse Effect;

(g)      Immediately after receipt of any notice of any violation by any Borrower or any Subsidiary of any Borrower of any Environmental Claim and which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that any Borrower or any Subsidiary is not in compliance with any Environmental Law or is investigating such Borrower’s or such Subsidiary’s compliance therewith;

(h)      Immediately after receipt of any written notice that any Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that any Borrower or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $1,000,000;

(i)      Immediately after receipt of any written notice of the imposition of any Environmental Lien against any property of any Borrower or any Subsidiary;

(j)      Any change in the name or state of organization of any Borrower or any Subsidiary, or in locations of Collateral, or form of organization, trade names under which any Borrower or any Subsidiary create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least fifteen (15) days prior thereto;

(k)      Within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(1)      Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within ten (10) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by either any Borrower or any ERISA Affiliate;

(m)      Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within ten (10) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;

(n)      Within fifteen (15) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Borrowers’ annual costs with respect thereto by an amount in excess of $2,500,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; and

(o)      Within fifteen (15) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Borrowers, any Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 6.

GENERAL WARRANTIES AND REPRESENTATIONS

Each of the Credit Parties warrants and represents to the Administrative Agent and the Lenders that except as hereafter disclosed to and accepted by the Administrative Agent and the Required Lenders in writing:

6.1      Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each of the Credit Parties has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Administrative Agent Liens upon and security interests in the Collateral. Each of the Credit Parties has taken all necessary action (including obtaining approval of its members or stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by the Credit Parties, and constitute the legal, valid and binding obligations of each Credit Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Each of the Credit Parties’ execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Credit Party or any of the Consolidated Parties, by reason of the terms of (a) any material contract, mortgage, lease, agreement, indenture, or instrument to which a Credit Party is a party or which is binding upon it, (b) any material Applicable Law applicable to a Credit Party or any of the Consolidated Parties, or (c) the certificate or articles of incorporation or organization, by-laws, limited liability company or limited partnership agreement of a Credit Party or any of the Consolidated Parties.

6.2      Validity and Priority of Security Interest. The Liens granted to the Administrative Agent in the Collateral under the Loan Documents constitute first priority Liens, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (c), (d) and (e) of the definition of Permitted Liens. The Credit Parties have paid or discharged all lawful claims which, if unpaid, might become a Lien on any Property of the Credit Parties that is not a Permitted Lien.

6.3      Organization and Qualification. Each Credit Party (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 6.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business and (c) has all requisite power and authority to conduct its business and to own its property, except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

6.4      Company Name; Prior Transactions. Except as set forth in Schedule 6.4, no Credit Party has, during the past five (5) years prior to the Closing Date, been known by or used any other legal or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the Ordinary Course of Business.

6.5      Subsidiaries and Affiliates. Schedule 6.5 is a correct and complete list of the name and relationship to the Credit Parties of each and all of the Consolidated Parties and other Affiliates. Each Consolidated Party is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5, (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Consolidated Party’s business, operations, prospects, property, or condition (financial or otherwise), and (c) has all requisite power and authority to conduct its business and own its property.

6.6      Financial Statements and Projections.

(a)      The Borrowers have delivered to the Administrative Agent and the Lenders the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for the Borrowers and the other Consolidated Parties as of December 31, 2010, and for the Fiscal Year then ended, accompanied by the report thereon of the Borrowers’ independent certified public accountants, Deloitte & Touche LLP. The Borrowers have also delivered to the Administrative Agent and the Lenders the unaudited balance sheet and related statements of income and cash flows for the Borrowers and the Consolidated Parties as of June 30, 2011. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the financial position of the Borrowers and the other Consolidated Parties as at the dates thereof and their results of operations for the periods then ended.

(b)      The Latest Projections when submitted to the Lenders as required herein represent the Borrowers’ best estimate of the future financial performance of the Borrowers and the other Consolidated Parties for the periods set forth therein. The Latest Projections as of the Closing Date are attached hereto as Exhibit B-1. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders.

6.7      Capitalization. Schedule 6.7 sets forth, as of the Closing Date, each Borrower’s authorized membership interests, the units of which are validly issued and outstanding, fully paid and non-assessable, and the beneficial and record owners of such units.

6.8      Solvency. Each of the Credit Parties is Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement.

6.9      Debt. After giving effect to the making of the Revolving Loans to be made on the Closing Date, the Borrowers and the Consolidated Parties have no Debt, except (a) the Obligations, (b) Debt described on Schedule 6.9 and (c) Debt permitted under Section 7.13.

6.10      Reserved

6.11      Reserved

6.12      Surety Obligations. Except as set forth on Schedule 6.12 on the date hereof, no Credit Party is obligated as surety or indemnitor under any surety or similar bond issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

6.13      Trade Names. All trade names or styles under which the Credit Parties will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13.

6.14      Litigation. Except as set forth on Schedule 6.14, there is no pending, or to the best of the Credit Parties’ knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or to the best of the Credit Parties’ knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

6.15      Labor Disputes. Except as set forth on Schedule 6.15, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of the Credit Parties or any of the Consolidated Parties, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Credit Parties or any of the Consolidated Parties or for any similar purpose, and (d) there is no pending or (to the best of the Credit Parties’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Credit Parties or any of the Consolidated Parties or their employees.

6.16      Environmental Laws.

(a)      The Consolidated Parties have complied in all material respects with all Environmental Laws and none of the Consolidated Parties nor any of their presently owned real property or presently conducted operations, nor their previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)      The Consolidated Parties have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and the Borrowers and their Subsidiaries are in compliance with all material terms and conditions of such permits.

(c)      None of the Consolidated Parties, nor, to the best of the Credit Parties’ knowledge, any of their predecessors in interest, has in violation of Applicable Law stored, treated or disposed of any hazardous waste.

(d)      None of the Consolidated Parties has received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental

Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)      To the best of the Credit Parties’ knowledge, none of the present or past operations of the Consolidated Parties is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

6.17      No Violation of Law. None of the Consolidated Parties is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

6.18      No Default. After giving effect to the initial Revolving Loan under this Agreement, none of the Consolidated Parties is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which the Consolidated Parties is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

6.19      ERISA Compliance. Except as specifically disclosed in Schedule 6.19:

(a)      Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Credit Parties, nothing has occurred which would cause the loss of such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)      There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)      (i)      No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.20      Taxes. The FEIN of each of each Credit Party as of the date hereof is as shown on Schedule 6.20. Each Credit Party and each of its Subsidiaries has filed all federal and other state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all federal and other Taxes, assessments, fees, and other governmental charges levied upon it, its income and properties as and when such Taxes, assessments, fees, or other governmental charges are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Credit Party and each of its Subsidiaries are adequate, in all respects, for all years not closed by applicable statutes, and for its current Fiscal Year.

6.21      Regulated Entities. None of the Consolidated Parties, any Person controlling the Borrowers, or any Subsidiary, is an “Investment Company” within the meaning of, the Investment Company Act of 1940. The Borrowers are not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other Applicable Law limiting their ability to incur indebtedness.

6.22      Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for Permitted Uses. None of the Consolidated Parties is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.23      Copyrights, Patents, Trademarks and Licenses, etc. Each of the Credit Parties owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Consolidated Parties infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Credit Parties, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.24      No Material Adverse Change. No Material Adverse Effect has occurred since the latest date of the Financial Statements delivered to the Lenders.

6.25      Full Disclosure. None of the representations or warranties made by the Credit Parties in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Credit Parties in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Credit Parties to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.26      Reserved

6.27      Bank Accounts. Schedule 6.27 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by the Credit Parties with any bank or other financial institution.

6.28      Governmental Authorization; Governmental Approvals. Except for filings to perfect the Liens created by the Security Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document.

6.29      Anti-Terrorism Laws

(a)      General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)      Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower is any of the following (each a “Blocked Person”):

(i)      a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)      a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)      a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)      a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)      a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list;

(vi)      a Person or entity who is affiliated with a Person or entity listed above; or

(vii)      an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country on any official list maintained by OFAC.

(c)      Neither any Borrower nor any Affiliate of any Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, (iii) has any of its assets in a Blocked Person, or (iv) derives any of its operating income from investments in or transactions with a Blocked Person.

ARTICLE 7.

AFFIRMATIVE AND NEGATIVE COVENANTS

Each of the Credit Parties covenants to the Administrative Agent and each Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect:

7.1      Taxes and Other Obligations. Each of the Credit Parties shall, and shall cause each of the Consolidated Parties to, (a) file when due (after giving effect to any extensions allowed under Applicable Law) all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Administrative Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that so long as the Borrowers have notified the Administrative Agent in writing, none of the Consolidated Parties need pay any tax, fee, assessment, or governmental charge that is Properly Contested.

7.2      Legal Existence and Good Standing. Each Credit Party shall maintain (a) its legal existence and (b) its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect; provided, however, that in connection with the merger of a Credit Party into another Credit Party permitted under Section 7.9 hereof, upon consummation of such merger, the obligations in this Section 7.2 shall not continue to apply to any Credit Party that is not the continuing or surviving corporation of such merger.

7.3      Compliance with Law and Agreements; Maintenance of Licenses. Each Credit Party shall comply in all material respects with all Applicable Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws). Each Credit Party shall obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date. No Credit Party shall modify, amend or alter its certificate or articles of incorporation, or organization, or its by-laws, limited liability company agreement, operating agreement or limited partnership agreement, as applicable, other than in a manner which does not adversely affect the rights of the Lenders or the Administrative Agent.

7.4      Maintenance of Property; Inspection of Property.

(a)      Each Credit Party shall maintain all of its property necessary and useful in the conduct of its business and in good operating condition and repair, ordinary wear and tear excepted.

(b)      Upon reasonable notice as to the Parent’s principal business offices in Tampa, Florida, and upon no less than five (5) days notice as to any other business locations of any Credit Party, each Credit Party will permit, and will cause each of its Subsidiaries to permit, representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect during normal business hours its properties, including its books and records, its accounts receivable, inventory, facilities and other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person. The Credit Parties agree that the Administrative Agent, and its representatives, may conduct four (4) field examinations of the Collateral each Fiscal Year of the Borrowers during the term of this Agreement, at the expense of the Borrowers, subject to the limitations set forth in the Fee Letter; provided, however, if an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

7.5      Insurance.

(a)      Each Credit Party shall maintain with financially sound and reputable insurers (having a rating of at least A_ VII or better by Best Rating Guide unless otherwise approved by the Administrative Agent), insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Administrative Agent, in its discretion, or acting at the direction of the Required Lenders, shall specify, in amounts, and under policies reasonably acceptable to the Administrative Agent and the Required Lenders.

(b)      Each Credit Party shall cause the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, to be named as secured party or mortgagee and sole loss payee or, if requested by the Administrative Agent, additional insured, in a manner acceptable to the Administrative Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of a Credit Party or the owner of any Real Estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Credit Parties when due, and certificates of insurance and, if requested by the Administrative Agent or any Lender, photocopies of the policies, shall be delivered to the Administrative Agent, in each case in sufficient quantity for distribution by the Administrative Agent to each of the Lenders. If a Credit Party fails to procure such insurance or to pay the premiums therefor when due, the Administrative Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans.

7.6      Insurance and Condemnation Proceeds. Each Credit Party shall promptly notify the Administrative Agent and the Lenders of any material loss, damage, or destruction to the Collateral, whether or not covered by insurance. The Administrative Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

(i)      With respect to insurance and condemnation proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Administrative Agent in the collection or handling thereof, the Administrative Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

(ii)      With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets, the Administrative Agent shall permit or require the Borrowers to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, (2) the aggregate proceeds do not exceed $100,000 and (3) the Borrowers first (i) provide the Administrative Agent and the Required Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Administrative Agent and the Required Lenders and (ii) demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that the funds available to it will be sufficient to complete such project in the manner provided therein.

7.7      Environmental Laws. Each Credit Party shall conduct its business in compliance with all Environmental Law applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant. Each Credit Party shall take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Administrative Agent on such response.

7.8      Compliance with ERISA. Each Credit Party shall: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.9      Mergers, Consolidations or Sales. The Credit Parties will not permit any Consolidated Party:

(a) to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 7.9, (i) any Borrower may merge or consolidate with any of its Subsidiaries provided that (A) a Borrower shall be the continuing or surviving company, (B) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request in order to maintain the perfection and priority of the Administrative Agent’s Liens on the assets of the Credit Parties as required by Section 6(f) of the Security Agreement after giving effect to such transaction and (C) after giving effect to such transaction, no Default or Event of Default exists, (ii) any Credit Party other than a Borrower may merge or consolidate with, or sell or transfer its assets to, any other Credit Party provided that (A) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request in order to maintain the perfection and priority of the Administrative Agent’s Liens on the assets of the Credit Parties as required by Section 6(f) of the Security Agreement after giving effect to such transaction, (B) if a Borrower is a party to any such merger or consolidation, such Borrower shall be the continuing or surviving company, and (C) after giving effect to such transaction, no Default or Event of Default exists, (iii) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that (A) such Credit Party shall be the continuing or surviving company, (B) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request in order to maintain the perfection and priority of the Administrative Agent’s Liens on the assets of the Credit Parties as required by Section 6(f) of the Security Agreement after giving effect to such transaction and (C) after giving effect to such transaction, no Default or Event of Default exists, (iv) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party provided that, after giving effect to such transaction, no Default or Event of Default exists; (v) any Immaterial Subsidiary of any Borrower may dissolve itself so long as (A) the assets of such Immaterial Subsidiary are transferred to another Credit Party prior to such dissolution and (B) the Borrowers provide the Administrative Agent with written notice of such dissolution within five (5) Business Days of the occurrence of such dissolution; and (vi) any Borrower may merge or consolidate with any other Borrower provided that (A) a Borrower shall be the continuing or surviving company and, in the event of any merger with Parent, Parent shall be the continuing or surviving company, (B) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request in order to maintain the perfection and priority of the Administrative Agent’s Liens on the assets of the Credit Parties as required by Section 6(f) of the Security Agreement after giving effect to such transaction and (C) after giving effect to such transaction, no Default or Event of Default exists; provided further, that any transaction described in the foregoing clauses (i) through (vi) shall be consummated in accordance with all applicable licenses, permits, franchises, governmental authorizations and all other Applicable Law; or

(b)      to sell, assign, lease, or otherwise dispose of all or any part of its property at any time except that any Borrower may sell, assign, lease or otherwise dispose of all or any part of its property so long as, immediately before and after giving pro forma effect to each such sale, assignment, lease, or disposition, the Borrowers have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000 on the date of such sale, assignment, lease or disposition. All net proceeds of any sale, assignment or other disposition shall be applied to repayment of the Obligations without a corresponding reduction of the Commitments.

7.10      Distributions; Capital Change; Restricted Investments. No Credit Party shall (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions to the Parent by a Subsidiary, (ii) any transaction or series of transactions pursuant to or as a result of which the Parent redeems or repurchases its Capital Stock so long as such transaction or series of transactions constitutes an Eligible Securities Repurchase, and (iii) any other Distributions, provided that, immediately before and after giving pro forma effect to each such Distribution, the Borrowers have Availability in an amount equal to or greater than the greater of (A) 15% of the amount of the Commitments, and (B) $15,000,000 on the date of such Distribution, (b) make any change in its capital structure which could have a Material Adverse Effect, or (c) make any Investments in or to any Person, except Permitted Investments.

7.11      Transactions Affecting Collateral or Obligations. No Credit Party shall enter into any transaction which would be reasonably expected to have a Material Adverse Effect.

7.12      Guaranties. No Credit Party shall make, issue, or become liable on any Guaranty, except (a) Guaranties of the Obligations in favor of the Administrative Agent, and (b) unsecured Guaranties of the Debt of another Credit Party or the Debt of a joint venture or an Affiliate of a Credit Party, in an aggregate amount for all Credit Parties and joint ventures and Affiliates of Credit Parties not to exceed $5,000,000, so long as, immediately before and after giving pro forma effect to the issuance of each such Guaranty under this clause (b), the Borrowers have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000 on the date of the issuance of such Guaranty.

7.13      Debt. No Credit Party shall incur or maintain any Debt, other than:

(a)      the Obligations;

(b)      Debt described on Schedule 6.9;

(c)      Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment, provided that Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt;

(d)      Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favorable to the Borrowers, the Administrative Agent or the Lenders than the original Debt;

(e)      obligations of the Borrowers in respect of Hedge Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(f)      Debt owing by one Credit Party to another Credit Party;

(g)      other unsecured Debt in any amount so long as immediately before and after giving pro forma effect to each such incurrence of Debt, the Borrowers have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000 on the date of the incurrence of such Debt;

(h)      Debt secured by Liens in the Collateral that are junior and subordinate to the Liens of the Administrative Agent in the Collateral on terms and conditions satisfactory to the Required Lenders in their reasonable credit judgment, so long as immediately before and after giving pro forma effect to each such incurrence of Debt, the Borrowers have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000 on the date of the incurrence of such Debt;

(i)      Debt owing by a Credit Party pursuant to a Guaranty permitted under Section 7.12;

(j)      Debt secured solely by Real Estate located at 1001 East Palm Avenue, 4th Floor, Tampa, Florida 33605, together with the adjacent undeveloped lot and parking lot, as more fully described on Schedule 7.13, together with related fixtures and personal property assets approved by the Administrative Agent in writing to be included in the mortgage securing such Debt (the “Corporate Headquarters”), so long as (i) the Liens securing the same attach only to the Corporate Headquarters, (ii) immediately before and after giving pro forma effect to each such incurrence of Debt, the Borrowers have Availability in an amount equal to or greater than the greater of (A) 15% of the amount of the Commitments, and (B) $15,000,000 on the date of the incurrence of such Debt, and (iii) the Borrowers cause to be delivered to the Administrative Agent a mortgagee waiver signed by the mortgagee of such Real Estate, which mortgagee waiver shall be in such form as shall be acceptable to the Administrative Agent in the Administrative Agent’s discretion; and

(k)      other unsecured Debt in an aggregate amount not to exceed $1,000,000, at any time outstanding.

7.14      Prepayment. The Credit Parties will not permit any Consolidated Party to (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Debt if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Debt, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Debt; provided, that Borrowers may prepay Capital Leases and Debt under Hedge Agreements permitted hereunder so long as, in each case, no Default or Event of Default exists or would be caused thereby and immediately before and after giving pro forma effect to each such prepayment, the Borrowers have Availability in an amount equal to or greater than the greater of (A) 15% of the amount of the Commitments, and (B) $15,000,000 on the date of such prepayment.

7.15      Transactions with Affiliates. Except as set forth below, no Credit Party or any Subsidiary of a Credit Party shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, while no Event of Default has occurred and is continuing, (a) each Credit Party and each Subsidiary of a Credit Party may engage in transactions with Affiliates in the Ordinary Course of Business consistent with past practices, in amounts and upon terms fully disclosed to the Administrative Agent and the Lenders and no less favorable to the other Credit Parties or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate, (b) upon prior or contemporaneous written notice to the Administrative Agent, the Credit Parties may temporarily transfer and assign to another Credit Party their right, title and interest in the Collateral or other assets, (c) each Credit Party and each Subsidiary of a Credit Party may engage in transactions with Affiliates that are permitted pursuant to Section 7.9 or Section 7.10 hereof, and (d) a Credit Party may transfer all outstanding Capital Stock of any of its Subsidiaries that is a Credit Party to another Credit Party with Administrative Agent’s prior written consent and provided that the Credit Parties shall have caused to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request in connection therewith, including, without limitation, all documents, instruments and certificates as the Administrative Agent may request in order to maintain the perfection and priority of the Administrative Agent’s liens on the assets of the Credit Parties as required by Section 6(f) of the Security Agreement.

7.16      Investment Banking and Finder’s Fees. No Credit Party shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement. The Credit Parties shall defend and indemnify the Administrative Agent and the Lenders against and hold them harmless from all claims of any Person that a Credit Party is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Administrative Agent and/or any Lender in connection therewith.

7.17      Business Conducted. The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date, except for the expansion of any such Consolidated Party’s traditional business lines and/or transition of any such Consolidated Party into an internet-based or “e-business service provider”.

7.18      Liens. No Credit Party shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens, and Liens, if any, in effect as of the Closing Date described in Schedule 6.9 securing Debt described in Schedule 6.9 and Liens securing Capital Leases and purchase money Debt permitted in Section 7.13.

7.19      Sale and Leaseback Transactions. No Credit Party shall, directly or indirectly, enter into any arrangement with any Person who is not a Credit Party providing for a Credit Party to lease or rent property that such Credit Party has sold or will sell or otherwise transfer to such Person, except for leases with respect to computer equipment owned by a Credit Party but only to the extent the aggregate rental expense of the Credit Parties with respect to such operating leases does not exceed $3,000,000 in the aggregate during any Fiscal year of Borrowers during the term of this Agreement.

7.20      New Subsidiaries. No Credit Party shall, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 6.5 unless such Subsidiary shall have complied with the provisions of Section 7.26 of this Agreement.

7.21      Fiscal Year. No Credit Party shall change its Fiscal Year.

7.22       Reserved.

7.23       Fixed Charge Coverage Ratio. If Availability at any time is less than the greater of (a) 10% of the amount of the Commitments, and (b) $11,000,000 (such event being a “Covenant Trigger”), the Borrowers shall be required to maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 as of the immediately preceding fiscal month-end for which financial statements have been (or were required to be) delivered hereunder and as of each subsequent fiscal month end, in each case, for the 12 fiscal months then ended; provided, that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase of Availability above the limit set forth above, and (b) following a Covenant Trigger, the requirement to comply with the Fixed Charge Coverage Ratio shall continue until such time as the Borrowers have maintained Availability in an amount greater than or equal to the greater of (i) 10% of the amount of the Commitments, and (ii) $11,000,000 for ninety (90) consecutive days, after which time the requirement to comply with the Fixed Charge Coverage Ratio shall not apply unless a subsequent Covenant Trigger occurs.

7.24       Reserved.

7.25       Use of Proceeds. No Credit Party shall use any portion of the Loan proceeds for any purpose other than a Permitted Use. Without limiting the foregoing, no Credit Party shall use any portion of the Loan proceeds, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of any Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

7.26       Additional Credit Parties.

  (a)       As soon as practicable and in any event within 30 days after any Person becomes a Subsidiary of any Credit Party, the Borrowers shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (i) if such Person is a Domestic Subsidiary of a Credit Party, cause such Person to become a Guarantor by executing a Joinder Agreement in substantially the same form as Exhibit F-1, (ii) cause 100% (or, if less, the full amount owned by the applicable Credit Party) if such Person is a Domestic Subsidiary of a Credit Party or 66% (or, if less, the full amount owned by the applicable Credit Party) if such Person is a direct Foreign Subsidiary of a Credit Party of the Capital Stock of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank (unless, with respect to a Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in form acceptable to the Administrative Agent and cause such Person to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, and, if requested by the Administrative Agent, favorable opinions of counsel to such Person all in form, content and scope reasonably satisfactory to the Administrative Agent.

  (b)       Notwithstanding Section 7.26(a)(i), if Borrowers desire that a Target (or, with the consent of the Administrative Agent, any other new Subsidiary) be a “Borrower” rather than a “Guarantor”, the Borrowers shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing such Person and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit F-2, (b) cause 100% of the

Capital Stock of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in form acceptable to the Administrative Agent and (c) cause such Person to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, and favorable opinions of counsel to such Person all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.27       Further Assurances. The Credit Parties shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Administrative Agent or any Lender may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.

7.28       Post Closing Covenants. Within fifteen (15) Business Days following the Closing Date (or such longer period of time as shall be approved by the Administrative Agent in writing), the Credit Parties shall deliver to the Administrative Agent evidence that UCC financing statement number 201002927216 filed in the Florida Secured Transaction Registry has been terminated.

ARTICLE 8.

CONDITIONS OF LENDING

8.1       Conditions Precedent to Making of Loans on the Closing Date. The obligation of the Lenders to make the initial Revolving Loans on the Closing Date, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Administrative Agent and each Lender:

  (a)       This Agreement and the other Loan Documents shall have been executed by each party thereto and the Borrowers shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Borrowers before or on such Closing Date.

  (b)       All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.

  (c)       No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Closing Date.

  (d)       The Administrative Agent and the Lenders shall have received such opinions of counsel for the Borrowers and their Subsidiaries as the Administrative Agent or any Lender shall request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Administrative Agent, the Lenders, and their respective counsel.

  (e)       The Administrative Agent shall have received:

    (i)       acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect, or continue the perfection of, the Administrative Agent’s Liens;

    (ii)       duly executed UCC-3 Termination Statements and such other instruments, in form and substance satisfactory to the Administrative Agent, as shall be necessary to terminate and satisfy all Liens on the Property of the Borrowers and their Subsidiaries except Permitted Liens; and

    (iii)       the Fee Letter, duly executed by the Borrowers.

  (f)       The Borrowers shall have paid all fees and expenses of the Administrative Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced, including the fees, costs and expenses set forth in Section 2.6 and the Fee Letter as applicable.

  (g)       All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Administrative Agent and the Lenders.

  (h)       Without limiting the generality of the items described above, the Borrowers and each Person guarantying or securing payment of the Obligations shall have delivered or caused to be delivered to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent), the financial statements, instruments, resolutions, documents, agreements, certificates (including a solvency certificate), opinions and other items set forth on the “Schedule of Closing Documents” delivered by the Administrative Agent to the Borrowers prior to the Closing Date.

  (i)       The Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated shall have completed their business, financial and legal due diligence of Credit Parties, including a satisfactory field examination of the Borrowers’ books, records, and Collateral, with results satisfactory to the Administrative Agent.

The acceptance by the Borrowers of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, to such effect.

Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Administrative Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender.

8.2       Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

  (a)       The following statements shall be true, and the acceptance by the Borrowers of any extension of credit shall be deemed to be a statement to the effect set forth in the following clauses (i), (ii) and (iii) with the same effect as the delivery to the Administrative Agent and the

Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

    (i)       The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Administrative Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

    (ii)       No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

    (iii)       No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

  (b)       No such Borrowing shall exceed Availability, provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing the Bank or the Administrative Agent for such Lenders’ Pro Rata Share of any Non-Ratable Loan or Agent Advances made in accordance with the provisions of Sections 1.2(h), 1.2(i), and 12.16.

ARTICLE 9.

DEFAULT; REMEDIES

9.1       Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

  (a)       any failure by any Borrower (i) to pay the principal on any of the Obligations when due, whether upon demand or otherwise, or (ii) to pay interest or premium on any of the Obligations or any fee or other amount owing hereunder on or within five (5) Business Days after the due date thereof, whether upon demand or otherwise;

  (b)       any representation or warranty made or deemed made by any Borrower in this Agreement or by any Borrower or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Borrower or any of its Subsidiaries at any time to the Administrative Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

  (c)       (i)       any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(k), 7.2(a), 7.5, and 7.9 through 7.27 of this Agreement or Section 4(c) of the Security Agreement, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2 (other than 5.2(k)) or 5.3 and such default shall continue for three (3) days or more, or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in Section 7.2(b) and in any other Section of this Agreement or any other Loan Document, any other Loan Documents, or any other agreement entered into at any time to which any Borrower or any Subsidiary and the Administrative Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for thirty (30) days or more after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Administrative Agent;

  (d)       any default shall occur with respect to any Debt (other than the Obligations) of any Borrower or any of its Subsidiaries in an outstanding principal amount which exceeds $2,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by such Borrower or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

  (e)       any Borrower or any Subsidiary shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

  (f)       an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Borrower or any Subsidiary or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within thirty (30) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

  (g)       a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Borrower or any Subsidiary or for all or any part of its property shall be appointed, or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Borrower or any Subsidiary;

  (h)       any Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof, except, with respect to any Subsidiary that is not a Borrower, for administrative dissolution arising out of a failure to file annual reports or pay required fees that is cured within thirty (30) days thereof;

  (i)       in excess of $1,000,000 of the property of the Borrowers or the Subsidiaries, in the aggregate, shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Borrower or any Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where Properly Contested;

  (j)       an event of default shall occur under any Loan Document and any applicable period of grace shall have expired, or any Loan Document shall be terminated, revoked or declared void or invalid or unenforceable or challenged by any Borrower or any other Credit Party;

  (k)       one or more judgments, orders, decrees or arbitration awards is entered against any Borrower or any Subsidiary involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

  (1)       any loss, theft, damage or destruction of any item or items of Collateral or other property of any Borrower or any Subsidiary occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

  (m)       there is filed against any Borrower or any Subsidiary any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

  (n)       for any reason other than the failure of the Administrative Agent to take any action available to it to maintain perfection of the Administrative Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void;

  (o)       (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $250,000, (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000, or (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $250,000; or

  (p)       a Change of Control occurs.

9.2       Remedies.

  (a)       If a Default or an Event of Default exists, the Administrative Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrowers: (i) reduce the Maximum Revolver Amount, or the advance rates against Eligible Accounts used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support. If an Event of Default exists, the Administrative Agent shall, at the direction of the Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the Borrowers: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g), or 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all outstanding Letter of Credit Obligations; and (D) pursue its other rights and remedies under the Loan Documents and Applicable Law.

  (b)       If an Event of Default has occurred and is continuing: (i) the Administrative Agent shall have for the benefit of the Lenders, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Administrative Agent may, at any time, take possession of the Collateral and keep it on any Borrower’s premises, at no cost to the Administrative Agent or any Lender, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Borrowers shall, upon the Administrative Agent’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; and (iii) the Administrative Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may, if the Administrative Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrowers agree that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrowers if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Borrowers’ address specified in or pursuant to Section 14.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral without further notice to the Borrowers. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrowers irrevocably waive: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrowers agree that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, the Borrowers’ labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrowers’ rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Administrative Agent will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency.

  (b)       If an Event of Default occurs, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Administrative Agent of the Administrative Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10.

TERM AND TERMINATION

10.1       Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms of this Agreement. The Administrative Agent, upon direction from the Required Lenders, may terminate this Agreement without notice upon the occurrence of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Borrowers shall immediately arrange for the cancellation and return of

Letters of Credit then outstanding. Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Administrative Agent and the Lenders shall retain all their rights and remedies hereunder (including the Administrative Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11.

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

11.1       Amendments and Waivers.

  (a)       No modification of this Agreement or any other Loan Document, including any extension or amendment of this Agreement or any other Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Administrative Agent (with the consent of Required Lenders) and each Credit Party that is party to such Loan Document; provided, however, that

  (i)       without the prior written consent of the Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Administrative Agent;

  (ii)       without the prior written consent of the Letter of Credit Issuer, no modification shall be effective with respect to any Letter of Credit, Section 1.4, or any other provision in a Loan Document that relates to any rights, duties or discretion of the Letter of Credit Issuer;

  (iii)       without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (A) increase the Commitment of such Lender; (B) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 12.15); (C) extend the Stated Termination Date applicable to such Lender’s Obligations; or (D) amend this clause (iii);

  (iv)       without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (A) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder, (B) increase any of the percentages set forth in the definition of the Borrowing Base, (C) amend this Section or any provision of this Agreement providing for consent or other action by all Lenders, (D) release any Credit Party from liability for any Obligations, if such Credit Party is Solvent at the time of the release, (E) release any Collateral, except as otherwise permitted pursuant to Section 12.11, (F) change the definition of “Required Lenders”, or (G) amend Section 3.8; and

  (v)       without the prior written consent of a Bank Product Provider, no modification shall be effective that affects its relative payment priority of Bank Product Obligations under Section 3.8;

provided, however, that the Administrative Agent may, in its sole discretion and notwithstanding the limitations contained in clause (iv)(B) above and any other terms of this Agreement, make Agent Advances in accordance herewith, and Schedule 1.2 hereto (Commitments) may be amended from time to time by Administrative Agent alone to reflect assignments of Commitments in accordance herewith. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank

Product Agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The agreement of any Credit Party shall not be necessary to the effectiveness of any modification of any provision of Article 12 hereof to the extent that it deals solely with the rights and duties of the Lenders, the Administrative Agent or the Letter of Credit Issuer, as among themselves.

  (b)       If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

  (c)       If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained as described herein being referred to as a “Non-Consenting Lender”) , then, so long as the Administrative Agent is not a Non-Consenting Lender, at any Borrower’s request, the Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the Administrative Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance(s), without premium or discount.

11.2       Assignments; Participations.

  (a)       Any Lender may, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) and, if no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (which consent shall not be unreasonably withheld), assign and delegate to one or more Eligible Assignees (provided that no consent of the Administrative Agent or the Borrowers’ Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $10,000,000); provided, however, that the Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Administrative Agent an Assignment and Acceptance in the form of Exhibit E (“Assignment and Acceptance”) together with any note or notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500. The Borrowers agree to promptly execute and deliver new promissory notes and replacement promissory notes as reasonably requested by the Administrative Agent to evidence assignments of the Loans and Commitments in accordance herewith.

  (b)       From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

  (c)       By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Borrower to the Administrative Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

  (d)       Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

  (e)       Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of any Borrower (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in clauses (i), (ii), and (iii) of Section 11.1(a), and all amounts payable by any Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

  (f)       Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.

ARTICLE 12.

THE ADMINISTRATIVE AGENT

12.1       Appointment and Authorization. Each Lender hereby designates and appoints Bank as its Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Administrative Agent and the Lenders and the Borrowers shall have no rights as third party beneficiaries of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, (b) the making of Agent Advances pursuant to Section 1.2(i), (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders, (d) acting as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents, (e) executing and delivering as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accepting delivery of each Loan Document from any Credit Party or other Person, (f) acting as collateral agent for the Lenders for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein, and (g) managing, supervising or otherwise dealing with Collateral. The duties of the Administrative Agent shall be ministerial and administrative in nature.

12.2       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

12.3       Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any of such Borrower’s Subsidiaries or Affiliates.

12.4       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, e-mail, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting (and the Administrative Agent shall not incur liability to any Person by reason of so refraining), under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 11.1), and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.5       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing.

12.6       Credit Decision. Each Lender acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower and its Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of any of the Administrative Agent-Related Persons.

12.7       Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of any Borrower to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 14.11; provided, however, that no Lender shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such Indemnified Liabilities arising from Bank Products or resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any other document contemplated by or referred to herein (excluding, however, Bank Products), to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

12.8       Administrative Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower and its Subsidiaries and Affiliates as though the Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Bank or its Affiliates may receive information regarding any Borrower, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of such Borrower or such Subsidiary) and acknowledge that the Administrative Agent and the Bank shall be under no obligation to provide such information to them. With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include the Bank in its individual capacity.

12.9       Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon at least 30 days’ prior notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor Administrative Agent to its appointment as Administrative Agent. In the event the Bank sells all of its Commitment and Revolving Loans as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Administrative Agent and such purchaser or transferee shall become the successor Administrative Agent hereunder. Subject to the foregoing, if the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

12.10       Withholding Tax.

  (a)       If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

    (i)       if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

    (ii)       if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

    (iii)       such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax. Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

  (b)       If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form FW-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

  (c)       If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

  (d)       If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

  (e)       If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

12.11 Collateral Matters.

  (a)       The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Administrative Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of if any Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 7.9 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) without limiting any of the foregoing, with a book value equal to or less than $500,000 in the aggregate during any calendar year; (vi) without limiting any of the foregoing, with a book value greater than $500,000 and equal to or less than $2,500,000 in the aggregate during any calendar year so long as Required Lenders concurrently consent in writing to such release; or (vii) without limiting any of the foregoing, consisting of the Corporate Headquarters, by filing the Release of Florida Mortgage, Fixture Filing, Security Agreement, and Assignment of Rents and Leases (the “Florida Mortgage Release”) and the UCC-3 Financing Statement Amendment, each substantially in the form of Exhibit H attached hereto or such other form as shall be approved by the Administrative Agent, including all “Building Fixtures” (as defined in the Florida Mortgage Release). Except as provided above, the Administrative Agent will not release any of the Administrative Agent’s Liens without the prior written authorization of the Lenders. Upon request by the Administrative Agent or any Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Administrative Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.11.

  (b)       Upon receipt by the Administrative Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Administrative Agent’s authority to release Administrative Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by any Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Administrative

Agent’s Liens upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

  (c)       The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

12.12       Restrictions on Actions by Lenders; Sharing of Payments.

  (a)       Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations or accelerate the Obligations (other than Bank Product Obligations, which may be accelerated at the sole option of the applicable Bank Product Provider), any amounts owing by such Lender to any Borrower or any accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

  (b)       If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s ratable portion of all such distributions by the Administrative Agent, such Lender shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

12.13       Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

12.14       Payments by Administrative Agent to Lenders. All payments to be made by the Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Administrative Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise. Unless the Administrative Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

12.15       Settlement; Defaulting Lenders.

  (a)       (i)       Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Administrative Agent, the Bank, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Ratable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

    (ii)       The Administrative Agent shall request settlement (“Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at Administrative Agent’s election, (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 12:00 noon (Atlanta, Georgia time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Bank, in the case of Non-Ratable Loans and the Administrative Agent in the case of Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Administrative Agent, to Administrative Agent’s account, not later than 2:00 p.m. (Atlanta, Georgia time), on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not transferred to the Administrative Agent by any Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.

    (iii)       Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by Bank or Administrative Agent, as applicable, shall pay to Bank or Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

    (iv)       From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (iii) above, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Non-Ratable Loan or Agent Advance.

    (v)       Between Settlement Dates, the Administrative Agent, to the extent no Agent Advances are outstanding, may pay over to the Bank any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, the Bank shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans, the Administrative Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Administrative Agent and the other Lenders.

    (vi)       Unless the Administrative Agent has received written notice from a Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed Availability on any Funding Date for a Revolving Loan or Non-Ratable Loan.

  (b)       Lenders’ Failure to Perform. All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

  (c)       Defaulting Lenders.

    (i)       Unless the Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent that Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Funding Date. Furthermore, the Administrative Agent may, in reliance upon such assumption, make available to any Borrower on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Administrative Agent in immediately available funds and the Administrative Agent has transferred a corresponding amount to any Borrower on the Business Day following such Funding Date, that Lender shall make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for that day. A notice by the Administrative Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Administrative Agent as required, the amount transferred to the Administrative Agent shall constitute that Lender’s Revolving Loan for all purposes of this Agreement. If that amount is not transferred to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the Borrowers of such failure to fund and, upon demand by the Administrative Agent, the Borrowers shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.

    (ii)       For purposes of determining the Lenders’ obligations to fund or participate in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver, or other modification of a Loan Document, except as provided in Section 11.1.

  (d)       Retention of Defaulting Lender’s Payments. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent and non-Defaulting Lenders have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to cash collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee. If any Letter of Credit or Credit Support owing to a Defaulted Lender is reallocated to other Lenders, fees attributable to such Letter of Credit or Credit Support under Section 2.5 shall be paid to such Lenders. The Administrative Agent shall be paid all fees attributable to any Letter of Credit or Credit Support that are not reallocated.

  (e)       Removal of Defaulting Lender. At the Borrowers’ request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments hereunder. Such sale shall be consummated promptly after the Administrative Agent has arranged for a purchase by the Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees, without premium or discount.

  (f)       Defaulting Lender Cure. The Borrowers, the Administrative Agent and the Letter of Credit Issuer may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolving Loans, Obligations arising under any Letter of Credit or Credit Support, and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Borrowers, the Administrative Agent, and the Letter of Credit Issuer, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of Obligations arising under any Letter of Credit or Credit Support or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

12.16       Letters of Credit; Intra-Lender Issues.

  (a)       Notice of Letter of Credit Balance. On each Settlement Date the Administrative Agent shall notify each Lender of the issuance of all Letters of Credit since the prior Settlement Date.

  (b)       Participations in Letters of Credit.

    (i)       Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Administrative Agent to the Letter of Credit Issuer, if not the Bank, in connection with the issuance of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

    (ii)       Sharing of Reimbursement Obligation Payments. Whenever the Administrative Agent receives a payment from the Borrowers on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Administrative Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Lender, the Administrative Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from the Borrowers. Each such payment shall be made by the Administrative Agent on the next Settlement Date.

    (iii)       Documentation. Upon the request of any Lender, the Administrative Agent shall furnish to such Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

    (iv)       Obligations Irrevocable. The obligations of each Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrowers for whose account the Letter of Credit or Credit Support was issued to make payments to the Administrative Agent, for the account of the Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

    (A)       any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

    (B)       the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Administrative Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

    (C)       any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

    (D)       the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

    (E)       the occurrence of any Default or Event of Default; or

    (F)       the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article 8.

  (c)       Recovery or Avoidance of Payments: Refund of Payments In Error. In the event any payment by or on behalf of the Borrowers received by the Administrative Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Administrative Agent, pay to the Administrative Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it. Unless the Administrative Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

  (d)       Indemnification by Lenders. To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Borrowers to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.

12.17       Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Administrative Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Administrative Agent and the Lenders. Each Lender agrees that any action taken by the Administrative Agent or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Revolving Loans, Agent Advances, Non-Ratable Loans, Bank Product Obligations, and all interest, fees and expenses hereunder constitute one Debt, secured by all of the Collateral.

12.18       Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

  (a)       is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Administrative Agent;

  (b)       expressly agrees and acknowledges that neither the Bank nor the Administrative Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

  (c)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

  (d)       agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

  (e)       without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19       Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

12.20       No Reliance on Administrative Agent’s Customer Identification Program.

  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or Assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, Participant’s or Assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices, or (e) any other procedures required under the CIP Regulations or such other laws.

12.21       USA Patriot Act.

  Each Lender or Assignee or Participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

12.22       Bank Product Providers. Each Bank Product Provider, by delivery of a notice to the Administrative Agent of a Bank Product, agrees to be bound by Section 3.8 and this Section 12. Each Bank Product Provider shall indemnify and hold harmless each Administrative Agent-Related Person, to the extent not reimbursed by Credit Parties, against all claims that may be incurred by or asserted against such Administrative Agent-Related Person in connection with such provider’s Bank Product Obligations.

12.23       Syndication Agent and Sole Lead Arranger and Book Manager. For the avoidance of doubt, it is expressly acknowledged and agreed by the Administrative Agent and each Lender for the benefit of each of the Syndication Agent and the Sole Lead Arranger and Book Manager that neither the Syndication Agent nor the Sole Lead Arranger and Book Manager, in such capacities, has any rights or obligations hereunder nor shall either the Syndication Agent or the Sole Lead Arranger and Book Manager, in such capacities, be responsible or accountable to any other party hereto for any action or failure to act hereunder.

ARTICLE 13.

GUARANTY

13.1       The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Bank Product Provider, and the Administrative Agent, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Bank Product Agreements, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

13.2       Obligations Unconditional. The obligations of the Guarantors under Section 13.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, the Bank Product Agreements or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Section 13 until such time as the Lenders (and the Bank Product Providers) have been paid in full, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Loan Documents between any Credit Party and any Lender, or any Bank Product Agreement between any Credit Party and any Bank Product Provider. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

  (a)       at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

  (b)       any of the acts mentioned in any of the provisions of any of the Loan Documents between any Credit Party and any Lender, or any Bank Product Agreement between any Credit Party and any Bank Product Provider or any other agreement or instrument referred to in the Loan Documents or such Bank Product Agreements shall be done or omitted;

  (c)       the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Bank Product Agreement between any Credit Party and any Bank Product Provider, or any other agreement or instrument referred to in the Loan Documents or such Bank Product Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

  (d)       any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

  (e)       any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Bank Product Agreement between any Credit Party and any Bank Product Provider, or any other agreement or instrument referred to in the Loan Documents or such Bank Product Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

13.3       Reinstatement. The obligations of the Guarantors under this Section 13.3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.4       Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 13.2 and through the exercise of rights of contribution pursuant to Section 13.6.

13.5       Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 13.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security. Agreement and the other Loan Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

13.6       Rights of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 13.6 shall be subordinate and subject in right of payment to the prior payment in full to the Administrative Agent and the Lenders of the Guaranteed Obligations (as defined below), and none of the Guarantors shall exercise any right or remedy under this Section 13.6 against any other Guarantor until payment and satisfaction in full of all of the Obligations. For purposes of this Section 13.6, (a) “Guaranteed Obligations” shall mean any obligations arising under the other provisions of this Section 13; (b) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 13.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any Borrower in respect of any payment of Guaranteed Obligations.

13.7       Guarantee of Payment, Continuing Guarantee. The guarantee in this Section 13 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE 14.

MISCELLANEOUS

14.1       No Waivers; Cumulative Remedies. No failure by the Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Borrower and the Administrative Agent and/or any Lender, or delay by the Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Administrative Agent or the Lenders on any occasion shall affect or diminish the Administrative Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement. The Administrative Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Administrative Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Administrative Agent or any Lender may have.

14.2       Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

14.3       Governing Law, Choice of Forum; Service of Process.

  (a)       THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF GEORGIA; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

  (b)       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA LOCATED IN THE NORTHERN DISTRICT OF GEORGIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE

FOREGOING: (1) THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

  (c)       EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

14.4       WAIVER OF JURY TRIAL. THE CREDIT PARTIES, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE CREDIT PARTIES, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.5       Survival of Representations and Warranties. All of each Borrower’s representations and warranties contained in this Agreement and each of the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto, notwithstanding any investigation by the Administrative Agent, the Lenders, or their respective agents.

14.6       Other Security and Guaranties. The Administrative Agent, may, without notice or demand and without affecting any Borrower’s obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

14.7       Fees and Expenses.

  (a)       The Borrowers jointly and severally agree to pay to the Administrative Agent, for its benefit, on demand, all costs and expenses that Administrative Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (i) Attorney Costs; (ii) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches and title insurance; (iv) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of this Agreement); (v) sums paid or incurred to pay any amount or take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; (vi) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrowers’ operations by the Administrative Agent plus the Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof as set forth in the Fee Letter; (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes; (viii) costs and expenses of preserving and protecting the Collateral; and (ix) costs and expenses (including Attorney Costs) paid or incurred to obtain payment of the Obligations, enforce the Administrative Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).

  (b)       The Borrowers jointly and severally agree to pay to each Lender, on demand, all costs and expenses (including attorneys’ and paralegals’ fees and disbursements) that such Lender pays or incurs in connection with (i) during the existence of an Event of Default, any amendment, modification, consent, supplement or waiver of this Agreement or any Loan Document; (ii) any refinancing or restructuring of the credit arrangements provided under this Agreement (other than extensions or renewals of the Stated Termination Date or any further syndication or assignment of the Lenders’ Commitments), whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (iii) any attempt to obtain payment of or collect the Obligations, enforce Liens against the Collateral, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Agreement or any of the other Loan Documents, or to defend any claims made or threatened against any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).

  (c)       The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses shall be charged to the Borrowers’ Loan Account as Revolving Loans as described in Section 3.7.

14.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered, in each case addressed to the party to be notified as follows:

If to the Administrative Agent or to the Bank:	Bank of America, N.A. [ ] Attention: [ ] Telecopy No.: [ ] [ ] Email: [ ]

with copies (which shall not constitute notice hereunder) to:	Parker, Hudson, Rainer & Dobbs, LLP [ ] Attention: [ ] Telecopy No.: [ ] Email: [ ]

If to a Credit Party:	Kforce Inc. [ ] Attention: [ ] Telecopy No.: [ ] Email: [ ]

If to any Lender:	To its address set forth on the signature pages hereof or in the applicable Assignment and Acceptance by which it becomes a party hereto or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrowers’ Agent shall be deemed received by all Borrowers. Electronic mail and internet websites may be used only for routine communications, such as Financial Statements, Borrowing Base Certificates and other information required by Section 5.2 or by clause (j) of Section 5.3, as such clause relates to changes in locations of Collateral (other than primary books and records), administrative matters, and distribution of Loan Documents. The Administrative Agent and the Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.9       Waiver of Notices. Unless otherwise expressly provided herein, each Borrower waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of each Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Borrower which the Administrative Agent or any Lender may elect to give shall entitle such Borrower to any or further notice or demand in the same, similar or other circumstances.

14.10       Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without prior written consent of the Administrative Agent and each Lender. The rights and benefits of the Administrative Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

14.11       Indemnity of the Administrative Agent and the Lenders by the Borrowers.

  (a)       Each Borrower agrees to defend, indemnify and hold the Administrative Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

  (b)       Each Borrower agrees to indemnify, defend and hold harmless the Administrative Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to such Borrower’s operations, business or property. This indemnity will apply whether the hazardous substance is on, under or about any Borrower’s property or operations or property leased to a Borrower. The indemnity includes but is not limited to Attorney Costs. The indemnity extends to the Administrative Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.

14.12       Limitation of Liability. NO CLAIM MAY BE MADE BY ANY BORROWER, ANY LENDER OR OTHER PERSON AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.13       Final Agreement; Amendment and Restatement. This Agreement and the other Loan Documents, are intended by the Borrowers, the Administrative Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof, except for the Fee Letter. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of each of the Administrative Agent and the requisite Lenders. This Agreement amends and restates and supersedes the Existing Credit Agreement in its entirety. All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Credit Agreement and the agreements, documents and instruments executed and delivered in connection with the Existing Credit Agreement (collectively, the “Existing Loan Documents”) are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein and in the other Loan Documents. This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Loan Documents or any indebtedness, liabilities or obligations of Credit Parties thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Loan Documents. Neither this Agreement nor any other Loan Document extinguishes the indebtedness or liabilities outstanding in connection with the Existing Loan Documents, nor do they constitute a novation with respect thereto. To the extent set forth in the Security Agreement, all security interests, pledges, assignments and other Liens previously granted by any Obligor pursuant to the Existing Loan Documents are hereby renewed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations except as modified by the provisions hereof. Amounts in respect of interest, fees and other amounts payable to or for the account of the Administrative Agent, the Letter of Credit Issuer, and the Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

14.14       Counterparts. This Agreement may be executed in any number of counterparts, and by the Administrative Agent, each Lender, each Borrower and each Guarantor in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Any manually executed signature page to this Agreement delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

14.15       Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

14.16       Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Credit Parties, any such notice being waived by the Credit Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Credit Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify any Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE CREDIT PARTIES

HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

14.17       Confidentiality.

  (a)       Each Borrower hereby consents that the Administrative Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Borrowers and a general description of the Borrowers’ business and may use the Borrowers’ names in advertising and other promotional material.

  (b)       Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrowers and provided to the Administrative Agent or such Lender by or on behalf of the Borrowers, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrowers, provided that such source is not bound by a confidentiality agreement with the Borrowers known to the Administrative Agent or such Lender; provided, however, that the Administrative Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Administrative Agent or such Lender is subject or in connection with an examination of the Administrative Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any Applicable Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Administrative Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Administrative Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance or Bank Product Provider in connection with a Bank Product Agreement, actual or potential, provided that such prospective Participant or Assignee or Bank Product Provider agrees to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Borrower is party or is deemed party with the Administrative Agent or such Lender, and (9) to its Affiliates.

14.18       Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

BORROWERS:
Kforce Inc., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Government Solutions, Inc., a Pennsylvania corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Clinical Research, Inc., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Clinical Research Flex, LLC, a Florida limited liability company By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Healthcare, Inc., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Healthcare Flex, LLC, a Florida limited liability company By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

[Signatures continue on following page.]

KCR Canada, Inc., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer
KCR Puerto Rico, LLC, a Florida limited liability company By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

[Signatures continue on following page.]

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A., as the Administrative Agent By: /s/ Andrew Doherty Name: Andrew Doherty Title: Senior Vice President

LENDERS:

BANK OF AMERICA, N.A., as a Lender By: /s/ Andrew Doherty Name: Andrew Doherty Title: Senior Vice President

[Signatures continue on following page.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Lynn E. Culbreath Name: Lynn E. Culbreath Title: Senior Vice President
Address for Notices: [ ] Attn: [ ] Facsimile No.: [ ] Email: [ ]

[Signatures continue on following page.]

JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Mario Quintanilla Name: Mario Quintanilla Title: Vice President
Address for Notices: [ ] Attention: [ ] Facsimile No.: [ ] Email: [ ]

SUBSIDIARY GUARANTORS:

kforce Airlines, Inc., a Florida corporation

By:         /s/ Judy M. Genshino-Kelly

Name: Judy M. Genshino-Kelly

Title: Vice President and Treasurer

kforce.com, Inc., a Florida corporation

By:         /s/ Judy M. Genshino-Kelly

Name: Judy M. Genshino-Kelly

Title: Vice President and Treasurer

Kforce Flexible Solutions, LLC, a Florida limited liability company By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Government Holdings Inc., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Staffing Solutions of California, LLC, a Florida limited liability company By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

Kforce Global Solutions, Inc., a Pennsylvania corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

[Signatures continue on following page.]

Romac International, Inc., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer
Kforce Services Corp., a Florida corporation By: /s/ Judy M. Genshino-Kelly Name: Judy M. Genshino-Kelly Title: Vice President and Treasurer

ANNEX A

to

Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” means all of any Credit Party’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Accounts Turnover” means, in respect of any applicable 90-day period, a number determined by (a) dividing (i) the number equal to the Borrowers’ actual sales and billed expenses for such period times four (4), by (ii) the average unpaid balance of all billed Accounts (exclusive of Accounts that have been charged-off or otherwise reserved against income) during such period, and (b) dividing 365 by the quotient of the foregoing.

“Acquisition” has the meaning ascribed to such term in the definition of “Eligible Acquisition”.

“Acquisition Loan” means a Revolving Loan the proceeds of which will be used for Eligible Acquisitions.

“Additional Credit Party” means each Person that becomes a Subsidiary Guarantor or a Borrower after the Closing Date by execution of a Joinder Agreement.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Borrowers, the net income of the Borrowers and the other Consolidated Parties after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale or disposal of any capital assets; (b) gain arising from any write-up in the book value of any asset unless (and only to the extent) such gain shall actually have been received by Borrowers or such other Consolidated Parties in the form of cash distributions; (c) earnings of any Person, substantially all the assets of which have been acquired by any Borrower or any other Consolidated Party in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which any Borrower or any other Consolidated Party has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Borrower or such other Consolidated Party in the form of cash distributions; (e) earnings of any Person to which assets of any Borrower or any other Consolidated Party shall have been sold, transferred or disposed of, or into which any Borrower or any other Consolidated Party shall have been merged, or which has been a party with any Borrower or any other Consolidated Party to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or non-cash loss arising from the acquisition of debt or equity securities of any Borrower or any other Consolidated Party or from cancellation or forgiveness of Debt; and (g) gain or non-cash loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction, including, but not limited to, non-cash impairment losses determined in accordance with GAAP.

“Administrative Agent” means the Bank, solely in its capacity as Administrative Agent for the Lenders, and any successor Administrative Agent.

“Administrative Agent’s Liens” means the Liens in the Collateral granted to the Administrative Agent, for the benefit of the Lenders, Bank, and Administrative Agent pursuant to this Agreement and the other Loan Documents.

“Administrative Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent Advances” has the meaning specified in Section 1.2(i).

“Aggregate Revolver Outstandings” means, at any date of determination, the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means the Third Amended and Restated Credit Agreement to which this Annex A is attached, as from time to time amended, modified, supplemented, or restated.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means, as to any Person, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” means (a) with respect to LIBOR Loans, 1.25% per annum (b) with respect to Base Rate Loans 0.25% per annum, and (c) with respect to the Unused Line Fee, 0.25% per annum, provided that the per annum Applicable Margin shall be adjusted on the first day of each fiscal quarter, beginning on January 1, 2012, according to Average Collateral Availability for the immediately preceding fiscal quarter, as follows:

Annex A

Level	If Average Collateral Availability is:	Then the per annum Applicable Margin for LIBOR Loans shall be:	Then the per annum Applicable Margin for Base Rate Loans shall be:	Then the per annum Applicable Margin for calculation of the Unused Line Fee shall be:
I	Less than $25,000,000	1.75%	0.75%	0.35%
II	Greater than or equal to $25,000,000 but less than $50,000,000	1.50%	0.50%	0.30%
III	Greater than or equal to $50,000,000	1.25%	0.25%	0.25%

On January 1, 2012 and the first day of each fiscal quarter thereafter, the Applicable Martin shall be subject to increase or decrease based upon the Average Collateral Availability for the immediately preceding fiscal quarter, which increase or decrease shall be effective as of the first day of such fiscal quarter. At any time a Default or an Event of Default exists, then, at the option of the Administrative Agent or the Required Lenders, the Applicable Margin shall be determined as if Level I was applicable, from such day until the first day of the fiscal month following waiver or cure of such Default or Event of Default pursuant to the terms of the Agreement and the other Loan Documents.

“Assignee” has the meaning specified in Section 11.2(a).

“Assignment and Acceptance” has the meaning specified in Section 11.2(a).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Administrative Agent, the reasonably allocated costs and expenses of internal legal services of the Administrative Agent.

“Availability” means, at any time, the remainder of (a) the lesser of (i) the Maximum Revolver Amount minus the Weekly Flex Payroll Amount or (ii) the Borrowing Base minus (b) in each case, the Aggregate Revolver Outstandings.

“Average Collateral Availability” means, for any period, an amount equal to the sum of the amount of Collateral Availability on each day during such period, as determined by Administrative Agent, divided by the number of days in such period.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bank Product Agreements” means any agreements evidencing or describing an Bank Product, including (i) credit card agreements; (ii) Treasury Management Agreements; and (iii) Hedge Agreements.

“Bank Product Debt” means Debt and other obligations of a Credit Party relating to Bank Products.

“Bank Product Obligations” means Bank Product Debt owing to a Bank Product Provider, up to the maximum amount (in the case of any Bank Product Provider other than Bank and its Affiliates) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as (a) no

Annex A

Default or Event of Default exists and (b) the Aggregate Revolver Outstandings would not exceed the lesser of (i) the Borrowing Base or (ii) the Maximum Revolver Amount less the Weekly Flex Payroll Amount, as a result of the establishment of a Bank Product Reserve for such amount and all other Bank Product Obligations.

“Bank Product Provider” means (a) Bank or any of its Affiliates, and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided that such provider delivers written notice to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, by the later of the Closing Date or ten (10) Business Days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount (or, in lieu of providing the methodology used in calculating such amount, such Lender or Affiliate of a Lender may provide to the Administrative Agent a written acknowledgment from the Borrowers’ Agent that the methodology shared with them is acceptable and that it would be a reasonable exercise of the Administrative Agent’s discretion for it to create a Bank Product Reserve in the maximum amount included in such notice), and (ii) agreeing to be bound by Section 12.22.

“Bank Product Reserves” means all reserves which the Administrative Agent from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding or under any applicable Bank Product Agreement provided by a Bank Product Provider.

“Bank Products” means any one or more of the following products, services or facilities extended to any Credit Party or a Subsidiary of a Credit Party by a Bank Product Provider: (a) Cash Management Services, (b) products under Hedge Agreements, (c) commercial credit card and merchant card services, and (d) other similar or related banking products or services as may be requested by any Credit Party or a Subsidiary of a Credit Party, other than Letters of Credit.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%.

“Base Rate Loans” means, collectively, the Base Rate Revolving Loans.

“Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.

“Blocked Account Agreement” means an agreement among one or more of the Borrowers, the Administrative Agent and a Clearing Bank, in form and substance reasonably satisfactory to the Administrative Agent, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Blocked Person” has the meaning specified in Section 6.29.

“Borrowers” has the meaning specified in the preamble of the Agreement; and “Borrower” means any one of the Borrowers.

“Borrowers’ Agent” has the meaning specified in Section 1.6.

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“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to a Borrower or by Bank in the case of a Borrowing funded by Non-Ratable Loans or by the Administrative Agent in the case of a Borrowing consisting of an Agent Advance, or the issuance of Letters of Credit hereunder.

“Borrowing Base” means, at any time, an amount equal to (a) the sum of (i) eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus (ii) eighty percent (80%) of the Net Amount of Eligible Non-Invoiced Accounts, plus (iii) eighty percent (80%) of the Net Amount of Eligible Employee Placement Accounts, minus (b) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrowers and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (a) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (b) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Atlanta, Georgia or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means all payments due (whether or not paid) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

“Capital Lease” means any lease of property by any Borrower or any Subsidiary which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Borrower or Subsidiary.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Management Services” means any services provided from time to time by Bank or any other Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated

Annex A

clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing thirty-three and one third percent (33 1/3%) or more of the combined voting power of all Voting Stock of the Parent, but excluding from such calculation acquisitions by any Exempt Person, or (ii) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Parent (together with any new director whose election by the Parent’s Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office, or (iii) the Parent shall cease to own directly (or indirectly through another Borrower) 100% of the Capital Stock of each other Borrower. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“Chattel Paper” means all of the Credit Parties’ now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

Annex A

“Clearing Bank” means the Bank or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of each Credit Party’s property and all property of any other Person, in each case, from time to time subject to Administrative Agent’s Liens securing payment or performance of the Obligations.

“Collateral Availability” means, on any date of determination, an amount equal to the remainder of the Borrowing Base on such date less the Aggregate Revolver Outstandings on such date.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule 1.2 attached to the Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “Commitments” means, collectively, the aggregate amount of the commitments of all of the Lenders.

“Consolidated Parties” means a collective reference to the Parent and its Subsidiaries, and “Consolidated Party” means any one of them.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls, or any constituent of any such substance or waste.

“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Rate Loan.

“Corporate Headquarters” has the meaning set forth in Section 7.13(j) of the Agreement.

“Credit Parties” means a collective reference to the Borrowers and the Guarantors, and “Credit Party” means any one of them.

“Credit Support” has the meaning specified in Section 1.4(a).

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt” means, without duplication, all liabilities, obligations and indebtedness of any Borrower or any Subsidiary to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including (a) all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on any Borrower’s or any Subsidiary’s property, even though such Borrower or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Borrower or such Subsidiary prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other

Annex A

title retention agreement with respect to property used or acquired by such Borrower or such Subsidiary, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Borrower or such Subsidiary prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties and (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by two (2) percentage points per annum.

“Defaulting Lender” means any Lender that, as determined by the Administrative Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified the Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an insolvency, bankruptcy, or reorganization proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

“Designated Account” has the meaning specified in Section 1.2(c).

“Distribution” means, in respect of any Person: (a) the payment or making of any dividend or other distribution of property in respect of Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person, other than distributions in Capital Stock (or any options or warrants for such Capital Stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock(or any options or warrants for such Capital Stock) of such Person.

“Documents” means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by a Credit Party.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under the Agreement shall be made in Dollars.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

Annex A

“EBITDA” means, with respect to any fiscal period of the Borrowers, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, interest expenses, Federal, state, local and foreign income taxes, depreciation and amortization. For purposes of the calculation of EBITDA, amortization shall include, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, share-based compensation expense determined in accordance with GAAP.

“Eligible Accounts” means the Accounts of the Borrowers which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Administrative Agent in its reasonable credit judgment elects, include any Account:

(a)       with respect to which more than 90 days have elapsed since the date of the original invoice therefore;

(b)       with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached;

(c)       with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)       which represents a progress billing (as hereinafter defined) or as to which a Borrower has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon a Borrower’s completion of any further performance under the contract or agreement;

(e)       with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)       if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

Annex A

(g)       owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;

(h)       owed by an Account Debtor which is an Affiliate or employee of a Credit Party;

(i)       except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j)       owed by an Account Debtor to which a Credit Party or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)       owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof if at any time the Administrative Agent has requested that the applicable Borrower comply with the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), or take any other steps necessary to perfect the Administrative Agent’s ability to collect such Account directly from such governmental entity, and such Borrower has failed to so comply or take such steps to the Administrative Agent’s satisfaction with respect to such Account;

(l)       owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(m)       which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n)       which is evidenced by a promissory note or other instrument or by chattel paper, unless the original thereof shall have been delivered to, and the payment terms thereunder are acceptable to, the Administrative Agent;

(o)       if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p)       with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit a Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do

Annex A

business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q)       which arises out of a sale not made in the ordinary course of the applicable Borrower’s business;

(r)       with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by a Borrowers, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(s)       owed by an Account Debtor which is obligated to a Borrowers respecting Accounts the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Accounts owed to such Borrowers at such time by all of such Borrowers’ Account Debtors, but only to the extent of such excess;

(t)       which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(u)       which fails to comply in any material respect with the representations and warranties set forth in Section 5(f) of the Security Agreement.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts. Notwithstanding the foregoing, no Account acquired by any Borrower in connection with an Eligible Acquisition shall be included in the calculation of Eligible Accounts until such time as Administrative Agent and Administrative Agent’s counsel shall have conducted, or caused to be conducted by Persons selected by Administrative Agent, all such due diligence reviews, audits and investigations (including, without limitation, environmental audits) as they shall have deemed reasonably necessary or appropriate with respect thereto, and Administrative Agent shall be satisfied in its sole and absolute discretion with the scope and the results thereof.

“Eligible Acquisition” means any transaction or series of transactions pursuant to or as a result of which a Borrower merges or consolidates with or otherwise acquire all or a substantial portion of the ownership interests or assets or properties of any Person (an “Acquisition”) with respect to which all of the conditions set forth below have been satisfied in full:

(a)       if such Acquisition involves the purchase of stock or other ownership interests, (i) the acquired Person shall be organized and existing under the laws of, and shall have its primary place of business located in, a state of the United States, and (ii) if such Acquisition shall be effected by merger, then a Borrower shall be the surviving entity;

(b)       the primary business activity of the target is the same or substantially similar to the business activities of the Borrowers;

(c)       the Borrowers shall not have assumed or agreed to remain liable with respect to any Debt (including any material tax or ERISA liability) of a target, except obligations of a target incurred in the ordinary course of its business and necessary to the continued operation of its underlying properties, and such other Debt as Administrative Agent shall approve, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by the Borrowers hereunder shall be paid in full on or before the consummation of such Acquisition;

Annex A

(d)       all assets and properties acquired in connection with any such Acquisition shall be free and clear of any liens, charges and other encumbrances other than those constituting Permitted Liens;

(e)       if proceeds of Loans are to be used to fund such Acquisition, Administrative Agent and Administrative Agent’s counsel shall have conducted, or caused to be conducted by Persons selected by Administrative Agent, all such due diligence reviews, audits and investigations (including without limitation, environmental audits) as they shall have deemed reasonably necessary or appropriate in connection with the proposed Acquisition and Administrative Agent shall be satisfied in its sole discretion with the scope and the results thereof;

(f)       the Borrowers and the Target, contemporaneously with the consummation of such Acquisition, shall comply with Sections 7.26 and 7.27;

(g)       after giving pro forma effect to the Acquisition, the Borrowers and their Subsidiaries will be Solvent;

(h)       if proceeds of Loans are to be used to fund such Acquisition, no Default or Event of Default exists and no Default or Event of Default would exist after giving effect to the proposed Acquisition;

(i)       immediately after the funding of the requested Acquisition the Borrowers shall have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000 (based on pro formas delivered to the Administrative Agent and prepared by the Borrowers giving effect to the proposed Acquisition); provided, that, no assets of any Target shall be included in the calculation of Availability for purposes of this clause (j) unless each of the Target Asset Inclusion Conditions have been satisfied; and

(j)       if such Acquisition is of a public company, the board of directors of such target company shall not have advised the shareholders of such target company to vote against the Acquisition at the time of such vote.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $5,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent.

“Eligible Employee Placement Accounts” means Accounts (a) which arise from placement fees earned by a Borrower under written employee placement agreements in substantially the form present to Administrative Agent prior to the Closing Date and which are accrued on a Borrowers’ books and records but which have not been invoiced by such Borrower; (b) which remain uninvoiced for no longer than 30 days after the date on which a Borrower shall have entered into an employee placement agreement with the applicable customer; (c) which are reflected on such Borrowers’ books and records in form reasonably acceptable to Administrative Agent; (d) except for clauses (a) and (b) above, would otherwise satisfy the criteria applicable to Eligible Accounts generally; and (e) which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Employee Placement Accounts.

“Eligible Non-Invoiced Accounts” means Accounts (a) which have been earned by a Borrowers’ performance (supported by time cards executed by the applicable Account Debtors) and which are

Annex A

accrued on a Borrowers’ books and records but which have not been invoiced by such Borrower; (b) which remain uninvoiced for no longer than 45 days after the date on which the Borrowers’ right to payment under such Account was earned; (c) which are reflected on such Borrowers’ books and records in form reasonably acceptable to Administrative Agent; (d) except for clauses (a) and (b) above, would otherwise satisfy the criteria applicable to Eligible Accounts generally; and (e) which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Non-Invoiced Accounts.

“Eligible Securities Repurchase” means any transaction or series of transactions pursuant to or as a result of which the Parent redeems or repurchases its Capital Stock with respect to which all of the conditions set forth below have been satisfied in full, all as determined by the Administrative Agent in its reasonable credit judgment:

(a)       no holder of Capital Stock of the Parent to be repurchased by the Parent is a party to this Agreement or an Affiliate of the Parent or any of the other Consolidated Parties;

(b)       the repurchase of such Capital Stock shall be conducted by a brokerage firm of national standing and the manner and method of such repurchase shall comply with all Applicable Law, rules and regulations governing the solicitation, tender and sale of registered securities, including compliance with the Securities Act of 1933, as amended, the Exchange Act, all rules and regulations promulgated thereunder or by the Securities and Exchange Commission, and all applicable state and local securities laws, rules and regulations;

(c)       the repurchase of such Capital Stock shall not be violative of the Florida Business Corporation Act or any other applicable corporations law;

(d)       after giving effect to any such proposed repurchase of such Capital Stock, the Parent will be Solvent;

(e)       the Borrowers shall give the Administrative Agent written notice of the proposed repurchase of Capital Stock and, concurrently therewith, written confirmation that such repurchase of Capital Stock constitutes an Eligible Securities Repurchase; provided, that in the event a series of repurchases of Capital Stock are contemplated to be made over a specified period of time, such written confirmation only needs to be made at the time of the first Eligible Securities Repurchase (with reference to the plan for a series of repurchases of Capital Stock to occur), and upon the earlier of the date of the last such repurchase of Capital Stock in such series or each successive 60-day period after the original written confirmation, Borrowers shall deliver a written confirmation that all of the repurchases of Capital Stock in such series of repurchases of Capital Stock have been Eligible Securities Repurchases; provided further that nothing in the foregoing proviso shall be deemed to waive any of the eligibility requirements to repurchases of Capital Stock in any of the clauses (a), (b), (c), (d), (f) or (g) of this definition;

(f)       no Default or Event of Default exists, and no Default or Event of Default would exist after giving effect to the proposed repurchase of Capital Stock; and

(g)       immediately after giving pro forma effect to the proposed repurchase of Capital Stock, the Borrowers shall have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000;

provided, however, that the requirements of clauses (a) and (b) of this definition shall not apply with respect to any proposed repurchase of Capital Stock of the Parent owned by an officer, employee or

Annex A

director of the Parent to the extent that (x) such purchase is for a fair market price as of the date of the repurchase, and (y) the Administrative Agent is given notice that such repurchase otherwise constitutes an Eligible Securities Repurchase.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

“Environmental Compliance Reserve” means any reserve which the Administrative Agent establishes in its reasonable discretion after prior written notice to the Borrowers from time to time for amounts that are reasonably likely to be expended by a Borrower in order for such Borrower and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Administrative Agent and the Lenders pursuant to Section 7.7.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters, whether now or hereafter in effect, including CERCLA, RCRA, and CWA.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means all of the Credit Parties’ now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by the Credit Parties and all of the Credit Parties’ rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under

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Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exempt Persons” means any employee benefit plan of the Parent or of any Subsidiary of the Parent or any Person or entity organized, appointed, or established by the Parent for or pursuant to the terms of any such plan, and any members of the Borrowers’ executive management, and any spouse or lineal descendant of any members of the Borrowers’ executive management or any trust for the benefit of any such Persons.

“Existing Credit Agreement” has the meaning specified in the Recitals to the Agreement.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank on the applicable day on such transactions, as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means the Amended and Restated Fee Letter dated on or about the date of the Agreement, among Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Borrowers, setting forth certain fees and charges payable in connection with the credit facilities contemplated under the Agreement.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.

“Fiscal Year” means the Borrowers’ fiscal year for financial accounting purposes. The current Fiscal Year of the Borrowers will end on December 31, 2011.

“Fixed Assets” means the Equipment and Real Estate of the Credit Parties.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) EBITDA minus the amounts paid by the Borrowers and the other Consolidated Parties in cash on account of Capital

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Expenditures, to (b) Fixed Charges, in each case measured for the applicable number of consecutive months ending on or immediately prior to such date specified in the Agreement.

“Fixed Charges” means, for the Borrowers and the other Consolidated Parties, on a consolidated basis for any applicable period, the sum (without duplication) of (i) Interest Expense for such period, (ii) principal payments paid or payable (excluding repayments of the Revolving Loans) on Debt during such period, (iii) Restricted Payments paid during such period, and (iv) accrued Taxes in such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of Obligations arising under any Letter of Credit or Credit Support, Non-Ratable Loans or Agent Advances, as applicable, except to the extent allocated to other Lenders in accordance with Section 12.15.

“Funded Debt” means, with respect to any Person, the sum of (a) without duplication, all Debt of such Person which would, in accordance with GAAP, constitute long term debt, including (i) any Debt with a maturity more than one (1) year after the creation thereof, (ii) any Debt which is renewable or extendable at the option of such Person for a period of more than one (1) year from the date of the creation of such Debt, and (iii) all obligations owing in respect of Capital Leases, plus (b) without duplication, current maturities of long term Debt of such Person.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

“General Intangibles” means all of the Credit Parties’ now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of the Credit Parties of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to the Credit Parties in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to the Credit Parties from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which a Credit Party is a beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to a Credit Party.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

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“Governmental Authority” means any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including any central bank (or similar monetary or regulatory authority)) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means a collective reference to each of the Subsidiary Guarantors.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrowers’ or any of their Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Immaterial Subsidiary” means any Subsidiary of a Credit Party in which (a) the portion of EBITDA for the twelve month period most recently ending attributable to such Subsidiary does not exceed 5% of EBITDA for such period and (b) the assets of such Subsidiary do not constitute more than 5% of Total Assets, as of the end of the most recent fiscal quarter of the Borrowers.

“Instruments” means all instruments as such term is defined in the UCC, now owned or hereafter acquired by a Credit Party.

“Interest Expense” means, for the Borrowers and the other Consolidated Parties, on a consolidated basis for any period determined on a consolidated basis in accordance with GAAP, total interest expense, including without limitation the interest component of any payments in respect of Capital Leases capitalized or expensed during such period (whether or not actually paid during such period).

“Interest Period” means, as to any LIBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrowers in their Notice of Borrowing, in the form attached hereto as Exhibit C, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit D, provided that:

(a)       if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

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(b)       any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)       no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Inventory” means all of the Credit Parties’ now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Credit Parties’ business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment” means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise) of assets, Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the Ordinary Course of Business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Investment Property” means all of the Credit Parties’ right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibits F-1 or F-2, as applicable, hereto, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.26.

“Latest Projections” means: (a) on the Closing Date and thereafter until the Administrative Agent receives new projections pursuant to Section 5.2(e), the projections of the Borrowers’ financial condition, results of operations, and cash flows, for the period commencing on January 1, 2011 and ending on December 31, 2011 and delivered to the Administrative Agent prior to the Closing Date; and (b) thereafter, the projections most recently received by the Administrative Agent pursuant to Section 5.2(e).

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.5.

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“Letter of Credit Issuer” means the Bank, any affiliate of the Bank or any other financial institution approved by the Administrative Agent that issues any Letter of Credit pursuant to this Agreement.

“Letter of Credit Subfacility” means $15,000,000.

“LIBOR Interest Payment Date” means, with respect to a LIBOR Rate Loan, the Termination Date, the first day of each month during any applicable Interest Period applicable to such Loan and the last day of such Interest Period.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Loan, the per annum rate of interest, determined by the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by the Administrative Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Rate Loan would be offered by Bank’s London branch to major banks in the London interbank Eurodollar market. If the Federal Reserve Board imposes a Reserve Percentage with respect to LIBOR deposits, then the LIBOR Rate shall be the foregoing rate, divided by one (1) minus the Reserve Percentage.

“LIBOR Rate Loans” means, collectively, the LIBOR Revolving Loans.

“LIBOR Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting real property; and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means the loan account of the Borrowers, which account shall be maintained by the Administrative Agent.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Pledge Agreement, any other pledge or security agreements executed in connection therewith, any other guaranties executed in connection therewith, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loans” means, collectively, all loans and advances provided for in Article 1.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Borrower, the Collateral or any guarantor of the Obligations; (b) a material impairment of the ability of

Annex A

any Borrower or any Affiliate of any Borrower (other than an Immaterial Subsidiary) to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Affiliate of any Borrower of any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 2.3.

“Maximum Revolver Amount” means $100,000,000.00, as such amount may be reduced pursuant to Section 1.2(a)(iv) or increased pursuant to Section 1.2(a)(v).

“Minimum Availability Reserve” means, on any date of determination, a Reserve equal to an amount not less than the Weekly Flex Payroll Amount on such date, provided that on any date that the Borrowers shall have a Fixed Charge Coverage Ratio of less than 1.25 to 1.00 as of the last day of the most recent fiscal month end for the period of six (6) fiscal months then ending (the period of time during which the Borrowers shall have failed to maintain such Fixed Charge Coverage Ratio is referred to herein as a “Weekly Flex Payroll Amount Trigger Period”), the “Minimum Availability Reserve” will be equal to 200% of the Weekly Flex Payroll Amount on each such date during the Weekly Flex Payroll Amount Trigger Period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

“Net Amount of Eligible Accounts” means, at any time, with respect to any Borrower, the gross amount of Eligible Accounts, less sales, excise or similar taxes, and less discounts, claims, credits, and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Amount of Eligible Employee Placement Accounts” means, at any time, with respect to any Borrower, the gross amount of Eligible Employee Placement Accounts, less sales, excise or similar taxes, and less discounts, claims, credits, and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Amount of Eligible Non-Invoiced Accounts” means, at any time, with respect to any Borrower, the gross amount of Eligible Non-Invoiced Accounts, less sales, excise or similar taxes, and less discounts, claims, credits, and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Non-Ratable Loan” and “Non-Ratable Loans” have the meanings specified in Section 1.2(h).

“Notes” means Revolving Loan Notes.

“Notice of Borrowing” has the meaning specified in Section 1.2(b).

“Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).

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“Noticed Hedge” means Bank Product Obligations arising under a Hedge Agreement.

“Obligations” means (a) all present and future Loans, advances, liabilities, obligations, covenants, duties, and debts owing by each Borrower to the Administrative Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any Borrower hereunder or under any of the other Loan Documents, and (b) all debts, liabilities, and obligations now or hereafter arising from or in connection with Bank Product Obligations.

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” has the meaning specified in the preamble of the Agreement.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payment Account” means each bank account established pursuant to the Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Administrative Agent or any Borrower, as the Administrative Agent and the Borrowers’ Agent may determine, on mutually acceptable terms.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Administrative Agent which have not yet been advanced.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Investments” means Investments that are (a) cash and Cash Equivalents; (b) accounts receivable created, acquired or made by any Consolidated Party in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; (c) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the Ordinary Course of Business) from bankrupt obligors; (d) Investments by one Credit Party in another Credit Party; (e) capitalization of a new

Annex A

Subsidiary that is a Credit Party; provided, that the Credit Parties comply with the terms of Section 7.26 hereof with respect to such new Subsidiary; (f) Acquisitions that are Eligible Acquisitions; (g) any other Investment (other than an Acquisition) by any Credit Party so long as, immediately before and after giving pro forma effect to each such Investment, the Borrowers have Availability in an amount equal to or greater than the greater of (i) 15% of the amount of the Commitments, and (ii) $15,000,000 on the date of such Investment; or (h) without limiting the foregoing, any other acquisition by any Credit Party of any Property so long as any such acquisition has been approved in writing by the Required Lenders, in their sole discretion.

“Permitted Liens” means:

(a)       Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $250,000 provided that the payment of such taxes which are due and payable is being Properly Contested;

(b)       the Administrative Agent’s Liens;

(c)       Liens consisting of deposits made in the Ordinary Course of Business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d)       Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $250,000 in the aggregate;

(e)       Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Credit Parties’ business;

(f)       Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being Properly Contested; and

(g)       Liens encumbering the Corporate Headquarters, so long as the Debt secured by such Liens, in each case, is permitted in accordance with clause (j) of Section 7.13 of the Agreement.

“Permitted Use” means the application of the proceeds of the Loans for (a) any Borrower’s working capital purposes, (b) Eligible Acquisitions, (c) Eligible Securities Repurchases, (d) the refinancing of the outstanding Debt under the Existing Credit Agreement, and (e) other purposes not inconsistent with the terms of this Agreement and the other Loan Documents.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

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“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of the Closing Date, executed in favor of the Administrative Agent by certain of the Credit Parties, as at any time amended, modified, restated or supplemented from time to time.

“Prime Rate” means the rate of interest announced by Bank from time to time as its prime rate. Such rate is set by Bank on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Non-Ratable Loans and Agent Advances.

“Properly Contested” means, with respect to any obligation of a Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets included in the calculation of the Borrowing Base or any other material assets of the Credit Party; (e) no Lien is imposed on assets of the Credit Party, unless bonded and stayed to the satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Proprietary Rights” means all of the Credit Parties’ now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate” means all of each Credit Party’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Credit Party’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or

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into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means two or more Lenders having (a) Commitments in excess of 50% of the aggregate Commitments, and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

“Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Federal Reserve Board for determining the maximum reserve requirement for Eurocurrency liabilities.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability or Eligible Accounts, established by Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment that relate to the collectibility, validity or enforceability of any Account or the compliance of any Account with the representations and warranties applicable thereto under this Agreement or that would otherwise adversely affect any Borrower’s ability to repay the Obligations. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of Administrative Agent’s credit judgment: (a) the Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves for rent at leased locations subject to statutory or contractual landlord liens, (d) dilution, and (e) the Minimum Availability Reserve.

“Responsible Officer” means the chief executive officer or the president of a Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the chief financial officer or the treasurer of the Parent, or any other officer having substantially the same authority and responsibility.

“Restricted Payments” means payments made with respect to items described in Section 7.10.

“Revolving Loans” has the meaning specified in Section 1.2 and includes each Agent Advance and Non-Ratable Loan.

“Revolving Loan Note” and “Revolving Loan Notes” have the meanings specified in Section 1.2(a)(ii).

“Securities Repurchase Loan” means a Revolving Loan the proceeds of which will be used for Eligible Securities Repurchases.

“Security Agreement” means the Second Amended and Restated Security Agreement of even date herewith among the Credit Parties and Administrative Agent for the benefit of Administrative Agent and other Lenders.

“Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(ii).

Annex A

“Sole Lead Arranger and Book Manager” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the sole lead arranger and book manager.

“Solvent” means, when used with respect to any Person, that at the time of determination, such Person (a) owns property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Stated Termination Date” means September 20, 2016.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of any Borrower.

“Subsidiary Guarantor” means each of the Persons identified as a “Subsidiary Guarantor” on the signature pages hereto and each Additional Credit Party which may hereafter become a Guarantor by executing a Joinder Agreement, together with their successors and permitted assigns, and “Subsidiary Guarantor” means any one of them.

“Supporting Obligations” shall have the meaning ascribed to such term in the Security Agreement.

“Syndication Agent” means Wells Fargo Bank, National Association, in its capacity as syndication agent.

“Target” means any Person whose capital stock or assets are acquired by any Borrower in an Eligible Acquisition.

“Target Asset Inclusion Conditions” mean each of the following:

(i) Administrative Agent shall have completed field examinations and/or appraisals of the Target and its assets with results that are reasonably acceptable to Administrative Agent;

(ii) the advance rates applicable to Eligible Accounts are deemed by Administrative Agent to be reasonable and appropriate in respect of Accounts of the Target;

(iii) Administrative Agent has established such Reserves with respect to the Target and/or its assets as it deems appropriate in its reasonable credit judgment; and

Annex A

(iv) the Borrowers and such Target have complied with Sections 7.26 and 7.27.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Administrative Agent’s or each Lender’s net income in any the jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Total Facility” has the meaning specified in Section 1.1.

“Treasury Management Agreements” means any and all agreements provided to any Credit Party by a Lender or an Affiliate of a Lender governing the provision of treasury or Cash Management Services, including, without limitation, funds transfer, automated clearinghouse, zero balance accounts, controlled disbursement, lockbox, remote deposit, account reconciliation and reporting and trade finance services.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Georgia or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection or enforcement of security interests.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means an amount equal to $15,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 2.4.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weekly Flex Payroll Amount” means as of any date of determination, an amount equal to the average aggregate weekly payroll of employees of the Borrowers assigned to work for clients or customers of the Borrowers for the period of four (4) weeks immediately preceding any such date of determination.

Annex A

Accounting Terms. Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied by the Consolidated Parties and using the same method for inventory valuation as used in the preparation of the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Lenders shall so request, the Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrowers shall provide to the Lenders financial statements and other documents required under the Agreement or as reasonably requested thereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Interpretive Provisions.

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(c)      (i)       The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

      (ii)       The term “including” is not limiting and means “including without limitation.”

      (iii)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

      (iv)       The word “or” is not exclusive.

(d)       Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)       The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.

(f)       The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)       For purposes of Section 9.1, a breach of a financial covenant contained in Section 7.23 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or

Annex A

as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Administrative Agent.

(h)       The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

Annex A

SCHEDULE 1.2

Lender	Commitment
Bank of America, N.A.	$40,000,000
Wells Fargo Bank, National Association	$35,000,000
JPMorgan Chase Bank, N.A.	$25,000,000
Total:	$100,000,000

6.3	Organization and Qualification	28
6.4	Company Name; Prior Transactions	28
6.5	Subsidiaries and Affiliates	28
6.6	Financial Statements and Projections	28
6.7	Capitalization	28
6.8	Solvency	28
6.9	Debt	29
6.10	Reserved	29
6.11	Reserved	29
6.12	Surety Obligations	29
6.13	Trade Names	29
6.14	Litigation	29
6.15	Labor Disputes	29
6.16	Environmental Laws	29
6.17	No Violation of Law	30
6.18	No Default	30
6.19	ERISA Compliance	30
6.20	Taxes	30
6.21	Regulated Entities	31
6.22	Use of Proceeds; Margin Regulations	31
6.23	Copyrights, Patents, Trademarks and Licenses, etc	31
6.24	No Material Adverse Change	31
6.25	Full Disclosure	31
6.26	Reserved	31
6.27	Bank Accounts	31
6.28	Governmental Authorization; Governmental Approvals	31
6.29	Anti-Terrorism Laws	31
ARTICLE 7. AFFIRMATIVE AND NEGATIVE COVENANTS		32
7.1	Taxes and Other Obligations	32
7.2	Legal Existence and Good Standing	33
7.3	Compliance with Law and Agreements; Maintenance of Licenses	33
7.4	Maintenance of Property; Inspection of Property	33
7.5	Insurance	33
7.6	Insurance and Condemnation Proceeds	34
7.7	Environmental Laws	34
7.8	Compliance with ERISA	35
7.9	Mergers, Consolidations or Sales	35
7.10	Distributions; Capital Change; Restricted Investments	36
7.11	Transactions Affecting Collateral or Obligations	36
7.12	Guaranties	36
7.13	Debt	36
7.14	Prepayment	37
7.15	Transactions with Affiliates	37
7.16	Investment Banking and Finder’s Fees	38
7.17	Business Conducted	38
7.18	Liens	38
7.19	Sale and Leaseback Transactions	38
7.20	New Subsidiaries	38
7.21	Fiscal Year	38
7.22	Reserved	39
7.23	Fixed Charge Coverage Ratio	39

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7.24	Reserved	39
7.25	Use of Proceeds	39
7.26	Additional Credit Parties	39
7.27	Further Assurances	40
7.28	Post Closing Covenants	40
ARTICLE 8. CONDITIONS OF LENDING		40
8.1	Conditions Precedent to Making of Loans on the Closing Date	40
8.2	Conditions Precedent to Each Loan	41
ARTICLE 9. DEFAULT; REMEDIES		42
9.1	Events of Default	42
9.2	Remedies	44
ARTICLE 10. TERM AND TERMINATION		45
10.1	Term and Termination	45
ARTICLE 11. AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS		46
11.1	Amendments and Waivers	46
11.2	Assignments; Participations	47
ARTICLE 12. THE ADMINISTRATIVE AGENT		49
12.1	Appointment and Authorization	49
12.2	Delegation of Duties	49
12.3	Liability of Administrative Agent	50
12.4	Reliance by Administrative Agent	50
12.5	Notice of Default	50
12.6	Credit Decision	50
12.7	Indemnification	51
12.8	Administrative Agent in Individual Capacity	51
12.9	Successor Administrative Agent	51
12.10	Withholding Tax	52
12.11	Collateral Matters	53
12.12	Restrictions on Actions by Lenders; Sharing of Payments	54
12.13	Agency for Perfection	55
12.14	Payments by Administrative Agent to Lenders	55
12.15	Settlement; Defaulting Lenders	55
12.16	Letters of Credit; Intra-Lender Issues	58
12.17	Concerning the Collateral and the Related Loan Documents	60
12.18	Field Audit and Examination Reports; Disclaimer by Lenders	60
12.19	Relation Among Lenders	61
12.20	No Reliance on Administrative Agent’s Customer Identification Program	61
12.21	USA Patriot Act	61
12.22	Bank Product Providers	62
ARTICLE 13. GUARANTY		62
13.1	The Guaranty	62
13.2	Obligations Unconditional	62
13.3	Reinstatement	63
13.4	Certain Additional Waivers	63
13.5	Remedies	64
13.6	Rights of Contribution	64
13.7	Guarantee of Payment, Continuing Guarantee	65
ARTICLE 14. MISCELLANEOUS		65
14.1	No Waivers; Cumulative Remedies	65
14.2	Severability	65
14.3	Governing Law, Choice of Forum; Service of Process	65

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14.4	WAIVER OF JURY TRIAL	66
14.5	Survival of Representations and Warranties	66
14.6	Other Security and Guaranties	66
14.7	Fees and Expenses	67
14.8	Notices	67
14.9	Waiver of Notices	68
14.10	Binding Effect	68
14.11	Indemnity of the Administrative Agent and the Lenders by the Borrowers	69
14.12	Limitation of Liability	69
14.13	Final Agreement; Amendment and Restatement	69
14.14	Counterparts	70
14.15	Captions	70
14.16	Right of Setoff	70
14.17	Confidentiality	71
14.18	Conflicts with Other Loan Documents	71

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	DEFINED TERMS

EXHIBIT A	FORM OF REVOLVING LOAN NOTE
EXHIBIT B	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B-1	LATEST PROJECTIONS
EXHIBIT C	FORM OF NOTICE OF BORROWING
EXHIBIT D	FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT E	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT F-1	FORM OF JOINDER AGREEMENT (GUARANTOR)
EXHIBIT F-2	FORM OF JOINDER AGREEMENT (BORROWER)
EXHIBIT G	CERTIFICATE OF RESPONSIBLE OFFICER
EXHIBIT H	FORM OF FLORIDA MORTGAGE RELEASE DOCUMENTATION

SCHEDULE 1.2	LENDERS’ COMMITMENTS
SCHEDULE 1.4	EXISTING LETTERS OF CREDIT
SCHEDULE 6.3	ORGANIZATION AND QUALIFICATIONS
SCHEDULE 6.4	CORPORATE NAMES
SCHEDULE 6.5	SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.7	CAPITALIZATION
SCHEDULE 6.9	DEBT
SCHEDULE 6.12	SURETY OBLIGATIONS
SCHEDULE 6.13	TRADE NAMES
SCHEDULE 6.14	LITIGATION
SCHEDULE 6.15	LABOR DISPUTES
SCHEDULE 6.19	ERISA COMPLIANCE
SCHEDULE 6.20	TAXES
SCHEDULE 6.27	BANK ACCOUNTS
SCHEDULE 7.13	CORPORATE HEADQUARTERS

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